                                                                     EXHIBIT 2.1

                          AGREEMENT AND PLAN OF MERGER

                                  BY AND AMONG

                               RECRUITSOFT, INC.,

                        KANGAROO ACQUISITION CORPORATION

                                       AND

                                WHITE AMBER, INC.

                          DATED AS OF OCTOBER 21, 2003


                                TABLE OF CONTENTS

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                                                                                       PAGE
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
INDEX OF EXHIBITS ..................................................................    iv

ARTICLE I THE MERGER ...............................................................     1

    1.1           The Merger........................................................     1
    1.2           Effective Time....................................................     2
    1.3           Effect of the Merger..............................................     3
    1.4           Certificate of Incorporation; Bylaws..............................     3
    1.5           Directors and Officers............................................     4
    1.6           Maximum Shares to Be Issued; Effect on Capital Stock..............     4
    1.7           Dissenting Shares.................................................     6
    1.8           Surrender of Certificates.........................................     7
    1.9           Earn-Out..........................................................     8
    1.10          Additional Recruitsoft Share Consideration........................    10
    1.11          No Further Ownership Rights in White Amber Capital Stock..........    12
    1.12          Lost, Stolen or Destroyed Certificates............................    12
    1.13          Tax and Accounting Consequences...................................    12
    1.14          Taking of Necessary Action; Further Action........................    12

ARTICLE II REPRESENTATIONS AND WARRANTIES OF WHITE AMBER............................    12

    2.1           Organization of White Amber.......................................    12
    2.2           White Amber Capital Structure.....................................    13
    2.3           Subsidiaries......................................................    14
    2.4           Authority.........................................................    14
    2.5           White Amber Financial Statements..................................    15
    2.6           No Undisclosed Liabilities........................................    15
    2.7           No Changes........................................................    15
    2.8           Tax...............................................................    17
    2.9           Restrictions on Business Activities...............................    20
    2.10          Title to Properties; Absence of Liens and Encumbrances............    20
    2.11          Intellectual Property.............................................    21
    2.12          Agreements, Contracts and Commitments.............................    27
    2.13          Related Party Transactions........................................    28
    2.14          Compliance with Laws..............................................    28
    2.15          Litigation........................................................    28
    2.16          Insurance.........................................................    29
    2.17          Minute Books......................................................    29
    2.18          Environmental Matters.............................................    29
    2.19          Brokers' and Finders' Fees; Third Party Expenses..................    30
    2.20          Employee Matters and Benefit Plans................................    30

                                                                           - i -
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                                TABLE OF CONTENTS

                                   (CONTINUED)

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                                                                                       PAGE
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
    2.21          Employees.........................................................    35
    2.22          Governmental Authorization........................................    35
    2.23          Third Party Consents..............................................    35

ARTICLE III REPRESENTATIONS AND WARRANTIES OF RECRUITSOFT...........................    35

    3.1           Organization, Standing and Power..................................    35
    3.2           Authority.........................................................    35
    3.3           Recruitsoft Capital Structure; Issuance of Shares.................    36
    3.4           Subsidiaries; Investments.........................................    37
    3.5           No Conflict.......................................................    38
    3.6           Governmental Approvals............................................    38
    3.7           Litigation........................................................    38
    3.8           Intellectual Property.............................................    39
    3.9           Interim Operations of Merger Sub..................................    39
    3.10          Financial Statements; Liabilities.................................    39
    3.11          Material Contracts and Other Commitments..........................    40
    3.12          Title to Property and Assets; Licenses; Permits...................    40
    3.13          Related Party Transactions........................................    41
    3.14          Registration Rights...............................................    41
    3.15          Changes...........................................................    41
    3.16          Tax Returns, Payments and Elections...............................    42
    3.17          Insurance.........................................................    42
    3.18          Minute Books......................................................    42
    3.19          Employee Matters..................................................    42
    3.20          Environmental Matters.............................................    43

ARTICLE IV CLOSING CONDITIONS ......................................................    43

    4.1           White Amber Closing Conditions....................................    43
    4.2           Recruitsoft Closing Conditions....................................    44

ARTICLE V ADDITIONAL AGREEMENTS.....................................................    44

    5.1           Issuance of Series D Preferred Stock..............................    44
    5.2           Confidentiality...................................................    45
    5.3           Employee Benefit Matters..........................................    46
    5.4           401(k) Plan.......................................................    46
    5.5           Expenses..........................................................    46
    5.6           Public Disclosure.................................................    46
    5.7           FIRPTA Compliance.................................................    47
    5.8           Reasonable Efforts................................................    47
    5.9           Additional Documents and Further Assurances.......................    47

                                                                          - ii -
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                                TABLE OF CONTENTS

                                   (CONTINUED)

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    5.10          Tax Matters.......................................................    47

ARTICLE VI SURVIVAL OF REPRESENTATIONS AND WARRANTIES; ESCROW.......................    47

    6.1           Survival of Representations and Warranties........................    47
    6.2           Escrow Arrangements...............................................    48

ARTICLE VII GENERAL PROVISIONS .....................................................    55

    7.1           Notices...........................................................    55
    7.2           Interpretation....................................................    56
    7.3           Counterparts......................................................    57
    7.4           Entire Agreement..................................................    57
    7.5           Severability......................................................    57
    7.6           Other Remedies....................................................    57
    7.7           Specific Performance..............................................    57
    7.8           Governing Law.....................................................    57
    7.9           Rules of Construction.............................................    58
    7.10          Assignment........................................................    58
    7.11          Absence of Third Party Beneficiary Rights.........................    58

                               INDEX OF EXHIBITS

EXHIBIT     DESCRIPTION
---------   -------------
Exhibit A   Form of Legal Opinion of Counsel to White Amber
Exhibit B   Form of Employment and Noncompetition Agreement
Exhibit C   Form of Second Amended and Restated Investor Rights Agreement
Exhibit D   Form of Legal Opinion of Counsel to Recruitsoft
Exhibit E   Form of Series D Preferred Stock Options
Exhibit F   Form of Stockholder Certificates
Exhibit G   Fifth Amended and Restated Certificate of Incorporation of
            Recruitsoft

SCHEDULE       DESCRIPTION
---------      --------------
1.2            White Amber Employees
1.2(c)         White Amber Employees to Receive Recruitsoft Series D Preferred
               Stock Options
1.6            White Amber Stockholders
6.2            Escrow Fund Contributions

                          AGREEMENT AND PLAN OF MERGER

         This AGREEMENT AND PLAN OF MERGER (this "AGREEMENT") is made and entered into as of October 21, 2003 by and among Recruitsoft, Inc., a Delaware corporation ("RECRUITSOFT"), Kangaroo Acquisition Corporation, a Delaware corporation and a wholly-owned subsidiary of Recruitsoft ("MERGER SUB"), and White Amber, Inc., a Delaware corporation ("WHITE AMBER").

                                    RECITALS

         A. The Boards of Directors of each of Recruitsoft, White Amber and Merger Sub believe it is in the best interests of each company and their respective stockholders that Recruitsoft acquire White Amber through the statutory merger of Merger Sub with and into White Amber (the "MERGER") and, in furtherance thereof, have approved the Merger.

         B. Pursuant to the Merger, among other things, and subject to the terms and conditions of this Agreement, all of the issued and outstanding shares of capital stock of White Amber ("WHITE AMBER CAPITAL STOCK") shall be extinguished or converted into the right to receive shares of Series D Preferred Stock of Recruitsoft (the "SERIES D PREFERRED STOCK") as set forth herein, and all outstanding options (whether vested or unvested) or warrants to acquire shares of White Amber Capital Stock shall be terminated or assumed, as set forth herein.

         C. The Escrow Amount (as defined in Section 1.6(f)) shall be placed in escrow by Recruitsoft, the release of which shares shall be contingent upon certain events and conditions, all as set forth in ARTICLE VI hereof.

         D. White Amber, Recruitsoft and Merger Sub desire to make certain representations and warranties and other agreements in connection with the Merger.

         E. The parties intend, by executing this Agreement, to adopt a plan of reorganization within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended (the "CODE").

         NOW, THEREFORE, in consideration of the covenants, promises and representations set forth herein, and for other good and valuable consideration, intending to be legally bound hereby the parties agree as follows:

                                    ARTICLE I

                                   THE MERGER

         1.1 The Merger. At the Effective Time (as defined in Section 1.2(a)) and subject to and upon the terms and conditions of this Agreement and the applicable provisions of the Delaware

General Corporation Law ("DELAWARE LAW"), Merger Sub shall be merged with and into White Amber, the separate corporate existence of Merger Sub shall cease and White Amber shall continue as the surviving corporation and as a wholly-owned subsidiary of Recruitsoft. White Amber as the surviving corporation after the Merger is hereinafter sometimes referred to as the "SURVIVING CORPORATION."

         1.2      Effective Time.

                  (a) The closing of the Merger (the "CLOSING") will take place concurrently with the execution and delivery hereof at the offices of Wilson Sonsini Goodrich & Rosati, 950 Page Mill Road, Palo Alto, California, unless another place or time is agreed to by Recruitsoft and White Amber. The date upon which the Closing actually occurs is herein referred to as the "CLOSING DATE." On the Closing Date, the parties hereto shall cause the Merger to be consummated by filing the Certificate of Merger (or like instrument) with the Secretary of State of Delaware (the "CERTIFICATE OF MERGER"), in accordance with the relevant provisions of Delaware Law (the time of acceptance by the Secretary of State of Delaware of such filing being referred to herein as the "EFFECTIVE TIME").

                  (b) At the Closing, White Amber shall deliver or cause to be delivered to Recruitsoft the following:

                           (i)      a certificate, dated as of the Closing Date
and signed by the Secretary of White Amber, certifying that attached thereto are: (i) a true and complete copy of the resolutions adopted by the Board of Directors of White Amber, (ii) a true and complete copy of the resolutions adopted by the stockholders of White Amber and (iii) true and complete copies of the most recent Certificate of Incorporation of White Amber and the Bylaws of White Amber;

                           (ii)     a good standing certificate for White Amber
from the Secretary of State of the State of Delaware, dated as of a date within three days of the Closing;

                           (iii)    an executed legal opinion from Gunderson
Dettmer Stough Villeneuve Franklin & Hachigian, LLP, legal counsel to White Amber, in substantially the form attached hereto as Exhibit A;

                           (iv)     with regard to the individuals listed on
Schedule 1.2, executed Employment and Noncompetition Agreements in the form attached hereto as Exhibit B;

                           (v)      those consents and waivers from third
parties to White Amber's contracts and other instruments required to consummate the transactions contemplated by this Agreement, as set forth in the White Amber Schedules (as defined in ARTICLE II);

                           (vi)     all other documents, agreements,
certificates, instruments or writings required to be delivered by White Amber on or prior to the Closing Date pursuant to this Agreement or as may be reasonably requested by any party in order to consummate the transactions contemplated by this Agreement.

                  (c) At the Closing, Recruitsoft shall deliver or cause to be delivered to White Amber the following:

                           (i)      the Closing Share Consideration to the White
Amber Stockholders (defined in Section 1.6(f)) entitled to receive the same subject to satisfaction of Section 1.8 hereof;

                           (ii)     with regard to the individuals listed on
Schedule 1.2, executed Employment and Noncompetition Agreements in the form attached hereto as Exhibit B to such individuals;

                           (iii)    to White Amber a certificate, dated as of
the date of the Closing and signed by the Secretary of Recruitsoft, certifying that attached thereto are: (i) a true and complete copy of the resolutions adopted by the Board of Directors of Recruitsoft, (ii) a true and complete copy of the resolutions adopted by the stockholders of Recruitsoft and (iii) true and complete copies of the Recruitsoft Charter (defined herein) and the Bylaws of Recruitsoft;

                           (iv)     to White Amber a good standing certificate
for Recruitsoft from the Secretary of State of the State of Delaware, dated as of a date within three days of the Closing;

                           (v)      to White Amber an executed Second Amended
and Restated Investor Rights Agreement (the "RECRUITSOFT INVESTOR RIGHTS AGREEMENT") in the form attached hereto as Exhibit C;

                           (vi)     to White Amber an executed legal opinion
from Wilson Sonsini Goodrich & Rosati, PC, legal counsel to Recruitsoft, in substantially the form attached hereto as Exhibit D;

                           (vii)    options in the form attached hereto as
Exhibit E (the "SERIES D PREFERRED STOCK OPTIONS") to the persons listed on
Schedule 1.2(c) to purchase up to that number of shares of Series D Preferred Stock listed opposite such person's name on such schedule; and

                           (viii)   all other documents, agreements,
certificates or writings required to be delivered by Recruitsoft on or prior to the Closing Date pursuant to this Agreement or as may be reasonably requested by any party in order to consummate the transactions contemplated by this Agreement.

         1.3 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of Delaware Law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of each of White Amber and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of each of White Amber and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

         1.4      Certificate of Incorporation; Bylaws.

                  (a) At the Effective Time, the Certificate of Incorporation of the Surviving Corporation shall be amended and restated to be the same as the Certificate of Incorporation of Merger Sub until thereafter amended as provided by law and such Certificate of Incorporation; provided, however, that Article I of the Certificate of Incorporation shall be amended to read as follows: "The name of this corporation is White Amber, Inc."

                  (b) The Bylaws of the Surviving Corporation shall be amended and restated to be the same as the Bylaws of Merger Sub, as in effect immediately prior to the Effective Time, until thereafter amended, except that all references to Merger Sub shall be changed to refer to White Amber.

         1.5 Directors and Officers. The directors of Merger Sub immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation, each to hold office in accordance with the Certificate of Incorporation and Bylaws of the Surviving Corporation. The officers of Merger Sub immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, each to hold office in accordance with the Bylaws of the Surviving Corporation.

         1.6 Maximum Shares to Be Issued; Effect on Capital Stock. The maximum number of shares of Series D Preferred Stock to be issued in exchange for the acquisition by Recruitsoft of all outstanding White Amber Capital Stock shall be equal to the Merger Consideration (as defined in Section 1.6(f)). Subject to the terms and conditions of this Agreement, as of the Effective Time, by virtue of the Merger and without any action on the part of Merger Sub, White Amber or the holder of any shares of the White Amber Capital Stock, the following shall occur:

                  (a) Conversion of White Amber Series C Preferred Stock. Each share of White Amber Series C Preferred Stock (as defined in Section 2.2(a)) issued and outstanding immediately prior to the Effective Time (other than any shares of White Amber Capital Stock to be canceled pursuant to Section 1.6(c) and any Dissenting Shares (as defined and to the extent provided in Section 1.7(a)) will be canceled and extinguished and be converted automatically into the right to receive, upon surrender of the certificate representing such share of White Amber Series C Preferred Stock in the manner provided in Section 1.8, that number of shares of Series D Preferred Stock equal to the quotient obtained by dividing (i) the Recruitsoft Share Consideration by (ii) the Aggregate White Amber Series C Number (as defined in Section 1.6(f)) (the "EXCHANGE RATIO").

                  (b) Cancellation of White Amber Series A-1 Preferred Stock, White Amber Series B-1 Preferred Stock and White Amber Common Stock. Each share of White Amber Series A-1 Preferred Stock, White Amber Series B-1 Preferred Stock and White Amber Common Stock (each as defined in Section 2.2(a)) issued and outstanding immediately prior to the Effective Time (other than any shares of White Amber Capital Stock to be canceled pursuant to Section 1.6(c) and any Dissenting Shares (as defined and to the extent provided in Section 1.7(a)) will be canceled and extinguished and shall not be converted into the right to receive any consideration whatsoever in the Merger.

                  (c) Cancellation of White Amber-Owned Stock. Each share of White Amber Capital Stock owned by White Amber or any direct or indirect wholly-owned subsidiary of White Amber immediately prior to the Effective Time shall be canceled and extinguished and shall not be converted into the right to receive any consideration whatsoever in the Merger.

                  (d)      Stock Options and Warrants.

                           (i)      At the Effective Time, all issued and
outstanding warrants and options to purchase White Amber Series A-1 Preferred Stock, White Amber Series B-1 Preferred Stock, and White Amber Common Stock then outstanding under White Amber's 2000 Stock Option Plan/Stock Issuance Plan ("WHITE AMBER'S STOCK PLAN") or otherwise shall be cancelled and terminated and shall not be converted into the right to receive any consideration whatsoever in the Merger.

                           (ii)     At the Effective Time, all issued and
outstanding warrants to purchase White Amber Series C Preferred Stock, whether vested or unvested, shall be assumed by Recruitsoft (each, an "ASSUMED WARRANT"). Each Assumed Warrant so assumed by Recruitsoft under this Agreement shall continue to have, and be subject to, the same terms and conditions set forth in the agreements governing such Assumed Warrant immediately prior to the Effective Time, except that (i) such Assumed Warrant shall be exercisable (when vested) for that number of whole shares of Series D Preferred Stock equal to the product of the number of shares of White Amber Series C Preferred Stock that were issuable upon exercise of such Assumed Warrants multiplied by the Exchange Ratio, rounded down to the nearest whole number of shares of Series D Preferred Stock, and (ii) the per share exercise price for the shares of Series D Preferred Stock issuable upon exercise of such Assumed Warrant shall be equal to the quotient obtained by dividing the exercise price per share of White Amber Series C Preferred Stock at which such Assumed Warrant was exercisable immediately prior to the Effective Time by the Exchange Ratio, rounded up to the nearest whole cent.

                           (iii)    Within 30 business days after the Effective
Time, Recruitsoft will issue to each person who, immediately prior to the Effective Time, was a holder of an Assumed Warrant a document evidencing the foregoing assumption of such Assumed Warrant by Recruitsoft.

                  (e) Fractional Shares. No fraction of a share of Series D Preferred Stock will be issued, but in lieu thereof, each holder of shares of Series D Preferred Stock who would otherwise be entitled to a fraction of a share of Series D Preferred Stock (after aggregating all fractional shares of Series D Preferred Stock to be received by such holder) shall be entitled to receive, without any interest, from Recruitsoft an amount of cash (rounded to the nearest whole cent) equal to the product of (i) such fraction, multiplied by
(ii) $0.50 (the "DEEMED PRICE").

                  (f)      Definitions.

                           (i)      "AGGREGATE WHITE AMBER SERIES C PREFERRED
NUMBER" shall mean that number of shares of White Amber Series C Preferred Stock issued and outstanding immediately prior to the Effective Time, plus any shares of White Amber Series C Preferred Stock issuable upon exercise of the Assumed Warrants.

                           (ii)     "CLOSING SHARE CONSIDERATION" shall be
9,460,367 shares of Series D Preferred Stock.

                           (iii)    "ESCROW AMOUNT" shall mean 1,164,356 shares
of Series D Preferred Stock.

                           (iv)     "WHITE AMBER STOCKHOLDER" shall mean those
holders of White Amber Series C Preferred Stock as listed on Schedule 1.6 attached hereto.

                           (v)      "MERGER CONSIDERATION" shall mean the
Recruitsoft Share Consideration plus the Earn-Out Shares (as defined in Section 1.9(a)), if any, plus the Additional Recruitsoft Share Consideration (as defined in Section 1.10), if any.

                           (vi)     "RECRUITSOFT SHARE CONSIDERATION" shall be
11,305,206 shares of Series D Preferred Stock.

         1.7      Dissenting Shares.

                  (a) Notwithstanding any provision of this Agreement to the contrary, any shares of White Amber Capital Stock held by a holder who has demanded and perfected appraisal or dissenters' rights for such shares in accordance with Delaware Law and who, as of the Effective Time, has not effectively withdrawn or lost such appraisal or dissenters' rights ("DISSENTING SHARES") shall not be converted into or represent a right to receive Series D Preferred Stock pursuant to Section 1.6, but the holder thereof shall only be entitled to such rights as are granted by Delaware Law.

                  (b) Notwithstanding the provisions of subsection (a), if any holder of shares of White Amber Capital Stock who is otherwise entitled to exercise dissenters' rights under Delaware Law shall effectively withdraw or lose (through failure to perfect or otherwise) such dissenters' rights, then, as of the later of the Effective Time and the occurrence of such event, such holder's shares shall automatically be converted into and represent only the right to receive Series D Preferred Stock pursuant to Section 1.6 and payment for any fractional share as provided in Section 1.6, without interest thereon, upon surrender of the certificate representing such shares.

                  (c) White Amber shall give Recruitsoft (i) prompt notice of any written demands for the exercise of dissenters' rights in respect of any shares of White Amber Capital Stock, withdrawals of such demands, and any other instruments served pursuant to Delaware Law (including without limitation instruments concerning appraisal or dissenters' rights) and received by White Amber and (ii) the opportunity to participate in all negotiations and proceedings with respect to such demands. White Amber shall not, except with the prior written consent of Recruitsoft, voluntarily make any payment with respect to any demands for the exercise of dissenters' rights in respect of any shares of White Amber Capital Stock or offer to settle or settle any such demands.

         1.8      Surrender of Certificates.

                  (a) Exchange Agent. Wilson Sonsini Goodrich & Rosati shall serve as "EXCHANGE AGENT" in the Merger.

                  (b) Recruitsoft to Provide Series D Preferred Stock. Promptly after the Effective Time, Recruitsoft shall make available to the Exchange Agent for exchange in accordance with this ARTICLE I, the Recruitsoft Share Consideration in exchange for outstanding shares of White Amber Capital Stock; provided that, on behalf of the holders of the Closing Share Consideration, Recruitsoft shall cause the Exchange Agent to deposit into an escrow account a number of shares of Series D Preferred Stock equal to the Escrow Amount. The portion of the Escrow Amount contributed on behalf of each holder of White Amber Capital Stock shall be as set forth on Schedule 6.2 hereof. Distributions of any shares from the Escrow Amount shall be governed by the terms and conditions of Article VI below. No portion of the Escrow Amount shall be contributed in respect of any Assumed Warrant.

                  (c) Exchange Procedures. As soon as practicable after the Effective Time, Recruitsoft shall cause the Exchange Agent to mail to each holder of record of a certificate or certificates (the "CERTIFICATES") which immediately prior to the Effective Time represented outstanding shares of White Amber Capital Stock and which shares were converted into the right to receive shares of Series D Preferred Stock pursuant to Section 1.6, (i) a letter of transmittal (which shall be in customary form and shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent, (ii) an executed Stockholder Certificate in substantially the form attached hereto as Exhibit F and a Form W-8 or W-9, as applicable and (iii) instructions for use in effecting the surrender of the Certificates in exchange for certificates representing shares of Series D Preferred Stock. Upon surrender of a Certificate to the Exchange Agent, together with such letter of transmittal and Stockholder Certificate, duly completed and validly executed in accordance with the instructions thereto, the holder of such Certificate shall be entitled to receive in exchange therefor a certificate representing the number of whole shares of Series D Preferred Stock (less the number of shares of Series D Preferred Stock to be deposited in the Escrow Fund (as defined in Section 6.2(a)) on such holder's behalf pursuant to ARTICLE VI hereof), plus cash in lieu of fractional shares in accordance with Section 1.6(e), to which such holder is entitled pursuant to Section 1.6, and any dividends or other distributions to which such holder is entitled pursuant to Section 1.8(d) (collectively, the "ADDITIONAL PAYMENTS"), and the Certificate so surrendered shall forthwith be cancelled. As soon as practicable after the Effective Time, and subject to and in accordance with the provisions of ARTICLE VI hereof, Recruitsoft shall cause to be distributed to the Escrow Agent (as defined in Section 6.2(a)) a certificate or certificates representing that number of shares of Series D Preferred Stock equal to the Escrow Amount, which certificate shall be registered in the name of the Escrow Agent. Such shares shall be beneficially owned by the holders on whose behalf such shares were deposited in the Escrow Fund and shall be available to compensate Recruitsoft as provided in ARTICLE VI. From the Closing and until so surrendered, each outstanding Certificate that, prior to the Effective Time, represented shares of White Amber Capital Stock will be deemed from and after the Effective Time, for all corporate purposes, to represent solely (i) ownership of the number of full shares of Series D Preferred Stock into which such shares of White Amber Capital Stock shall have been so exchanged and (ii) the right to receive the Additional Payments, if any.

                  (d) Distributions With Respect to Unexchanged Shares. No dividends or other distributions with respect to Series D Preferred Stock declared or made with a record date after the Effective Time will be paid to the holder of any unsurrendered Certificate with respect to the shares of Series D Preferred Stock represented thereby until the holder of record of such Certificate shall surrender such Certificate in accordance with Section 1.8(c). Subject to applicable law, following surrender of any such Certificate, there shall be paid to the record holder of the certificates representing whole shares of Series D Preferred Stock issued in exchange therefor, without interest, at the time of such surrender, the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of Series D Preferred Stock.

                  (e) Transfers of Ownership. If any certificate for shares of Series D Preferred Stock is to be issued in a name other than that in which the Certificate surrendered in exchange therefor is registered, it will be a condition of the issuance thereof that the Certificate so surrendered will be properly endorsed and otherwise in proper form for transfer and that the person requesting such exchange will have paid to Recruitsoft or any agent designated by it any transfer or other taxes required by reason of the issuance of a certificate for shares of Series D Preferred Stock in any name other than that of the registered holder of the Certificate surrendered, or established to the satisfaction of Recruitsoft or any agent designated by it that such tax has been paid or is not payable.

                  (f) No Liability. Notwithstanding anything to the contrary in this Section 1.8, none of the Exchange Agent, the Surviving Corporation or any party hereto shall be liable to a holder of shares of Series D Preferred Stock or White Amber Capital Stock for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

         1.9 Earn-Out. In addition to the Recruitsoft Share Consideration and Additional Recruitsoft Share Consideration, if any, Recruitsoft shall, if earned, distribute to the White Amber Stockholders pro rata in accordance with their respective holdings as set forth on Schedule 1.6, the Earn-Out Shares as incentive consideration (the "EARN-OUT"), subject to the following provisions:

                  (a)      Definitions.

                           (i)      "EARN-OUT GOAL" shall occur if the amount of
Pre-Release Revenue equals or exceeds the amount of Pre-Closing Revenue.

                           (ii)     "EARN-OUT RELEASE DATE" shall mean the one
(1) year anniversary of the Closing Date.

                           (iii)    "EARN-OUT SHARES" shall mean 1,393,792
shares of Series D Preferred Stock.

                           (iv)     "LEGACY WHITE AMBER PRODUCTS" shall refer to
the commercial offerings which White Amber owns or licenses prior to the Closing Date.

                           (v)      "PRE-CLOSING REVENUE" shall mean the US GAAP
revenue generated by Legacy White Amber Products under the Capital One Services contract dated November 29, 2001, in the three month period beginning June 1, 2003, and ending August 31, 2003. For purposes of this Agreement, Pre-Closing Revenue is defined as $585,000.

                           (vi)     "PRE-RELEASE REVENUE" shall mean the US GAAP
revenue (as calculated in a manner consistent with the Pre-Closing Revenue) generated by Legacy White Amber Products under the Capital One Services contract dated November 29, 2001 (including any amendments or successor agreements with Capital One Services thereto), in the three month period beginning June 1, 2004, and ending August 31, 2004.

                  (b) Payment of Earn-Out. On the Earn-Out Release Date, if the Earn-Out Goal has been achieved, Recruitsoft shall issue and instruct the Exchange Agent to distribute to each White Amber Stockholder its pro rata portion of the Earn-Out Shares (as set forth on Schedule 1.6). If the Earn-Out Goal is not achieved, Recruitsoft shall have no obligation to issue any Earn-Out Shares pursuant to this Agreement or so to instruct the Exchange Agent.

                  (c) Determination of Earn-Out. Recruitsoft shall deliver to the Stockholder Agent (as defined in Section 6.2(g)) as soon as practicable and in any event no later than five (5) days prior to the Earn-Out Release Date, written notice (the "EARN-OUT NOTICE") setting forth (i) the computation of the amount of Pre-Release Revenue, and (ii) a copy of all of the financial information used in making such computation. If the Earn-Out is not paid, Recruitsoft shall be required to maintain financial records supporting the Pre-Release Revenue, for a period of three (3) months after the Earn-Out Release Date, for review by the Stockholder Agent. In the event that the Stockholder Agent disputes Recruitsoft's determination of whether a payment pursuant to
Section 1.9(b) should be, or should have been, made, the Stockholder Agent shall notify Recruitsoft in writing (an "EARN-OUT PAYMENT DISPUTE NOTICE") of the amount, nature and basis of such dispute within fifteen (15) days following delivery of the Earn-Out Notice. The Stockholder Agent and Recruitsoft shall first endeavor to resolve such dispute among themselves. If the Stockholder Agent and Recruitsoft are unable to resolve the dispute within fifteen (15) calendar days following the date that the Earn-Out Payment Dispute Notice was received by Recruitsoft, the Stockholder Agent and Recruitsoft shall mutually select an independent auditor to conduct an audit ("AUDIT"). If the parties are unable to mutually select an auditor as provided above, then the selection of the auditor shall be submitted to arbitration in accordance with Section 6.2(f) hereof, and in such case, notwithstanding the foregoing, Recruitsoft shall maintain the financial records supporting the determination of the Pre-Release Revenue until such auditor makes a final determination. The auditor shall be instructed to use its best efforts to resolve the dispute within thirty (30) days after its appointment and provide a written explanation of the decision. The expenses of the Audit shall be paid by Recruitsoft if the auditor determines that White Amber is entitled to the Earn-Out Shares when Recruitsoft had determined otherwise, or else shall be paid by the White Amber Stockholders. The determination of the auditor as to the resolution of any dispute shall be binding and conclusive upon Recruitsoft, the Stockholder Agent and all parties to this Agreement, absent fraud.

                  (d) Recruitsoft Discretion. Notwithstanding any other provision of this Agreement, Recruitsoft retains the right, in its sole discretion, to refuse to enter into any agreement, understanding or arrangement that might or would affect Pre-Release Revenue if it determines in its good faith business judgment that it is not in Recruitsoft's interest to do so, and to run its business and that of White Amber in its sole judgment; provided, however, that Recruitsoft will act in good faith and shall not take any action the primary purpose of which is to reduce or eliminate the payment obligations provided for by this Section 1.9 and will not offer products which are intended to compete with Legacy White Amber Products to Capital One prior to the Earn-Out Release Date.

         1.10 Additional Recruitsoft Share Consideration.. In addition to the Recruitsoft Share Consideration and Earn-Out Shares, if any, Recruitsoft shall, in accordance with the provisions of this Section 1.10, distribute to the White Amber Stockholders pro rata in accordance with their respective holdings as set forth on Schedule 1.6 (or their respective assignees) and as set forth below, certain shares of Series D Preferred Stock (the "ADDITIONAL RECRUITSOFT SHARE CONSIDERATION") as set forth below.

                  (a) Calculation. The aggregate Additional Recruitsoft Share Consideration shall equal the number of shares which were granted to the individuals set forth on Schedule 1.2(c) hereto pursuant to Series D Preferred Stock Option Agreements dated October 21, 2003 but never vested due to termination of the individuals' employment, in accordance with the Series D Preferred Stock Option Agreements, as measured on the dates set forth below. Issuance of shares on each date subsequent to the initial Measurement Date (defined below) shall be calculated with a figure that is cumulative with, and not in addition to, the earlier date's issuance (for purposes of clarity, a share that is issued on the initial Measurement Date shall be subtracted out of the later calculation and not re-issued). Within thirty (30) days following each of (i) the third anniversary of the Closing Date plus one day (the "ANNIVERSARY DATE"), and (ii) if prior to the Anniversary Date, the first to occur of (X) an initial public offering of Recruitsoft's securities or (Y) a consolidation, business combination, merger or sale of all or substantially all of the assets of Recruitsoft (each a "MEASUREMENT DATE"), Recruitsoft shall deliver to the Stockholder Agent a certificate (the "ADDITIONAL CERTIFICATE"), setting out (i) the Additional Recruitsoft Share Consideration, that is the number of shares of Series D Preferred Stock underlying the Series D Preferred Stock Options that as of such Measurement Date have not vested and will not vest pursuant to the terms of such Series D Preferred Stock Options, (ii) its good faith determination of the number of shares representing the Additional Recruitsoft Share Consideration issuable to each White Amber Stockholder and (iii) its good faith determination of the list of current White Amber Stockholders (and their respective successors and assigns) and their respective holdings of Series D Preferred Stock and Series A Common Stock (the "SERIES D HOLDERS") and their respective addresses. The Stockholder Agent shall have thirty (30) days from the receipt of the Additional Certificate to dispute the determination of the Additional Recruitsoft Share Consideration and shall, within such thirty day period, additionally instruct Recruitsoft to issue certificates representing the Additional Recruitsoft Share Consideration to the Series D Holders. Within thirty (30) days of the later of the receipt of such instructions from the Stockholder Agent or, if applicable, the resolution of any dispute as set forth below, Recruitsoft shall distribute the Additional Recruitsoft Share Consideration by sending shares to the addresses of the Series D Holders. In the event that the Stockholder Agent disputes Recruitsoft's determination of the amount of Additional Recruitsoft Share Consideration, the Stockholder Agent shall notify Recruitsoft in writing (an "ADDITIONAL DISPUTE NOTICE") of the basis of such dispute within fifteen (15) days following delivery of the Additional Certificate. The Stockholder Agent and Recruitsoft shall first endeavor to resolve such dispute among themselves. If the Stockholder Agent and Recruitsoft are unable to resolve the dispute within fifteen (15) calendar days following the date that the Additional Dispute Notice was received by Recruitsoft, the Stockholder Agent and Recruitsoft shall mutually select an independent auditor to conduct an audit. If the parties are unable to mutually select an auditor as provided above, then the selection of the auditor shall be submitted to arbitration in accordance with Section 6.2(f) hereof. The auditor shall be instructed to use its best efforts to resolve the dispute within thirty
(30) days after its appointment and provide a written explanation of the decision. The expenses of such audit shall be paid by the White Amber Stockholders on a pro-rata basis unless a determination is made by the auditor that more shares representing the Additional Recruitsoft Share Consideration are owed to the White Amber Stockholders than the number set forth in the Additional Certificate, in which case the fees shall be paid by Recruitsoft. The determination of the auditor as to the resolution of any dispute shall be binding and conclusive upon Recruitsoft, the Stockholder Agent and all parties to this Agreement, absent fraud.

                  (b) No Liability. Recruitsoft shall have no liability for the Additional Recruitsoft Share Consideration beyond contacting the Stockholder Agent, delivering the Additional Certificates and issuing the Additional Recruitsoft Share Consideration and the certificates therefor to the Series D Holders in accordance with the instruction of Stockholder Agent and this Section 1.10.

                  (c) No Fractional Shares. No fractional shares shall be issued. The pro rata calculation of the Additional Recruitsoft Share Consideration shall be made and then each Series D Holder's portion shall be rounded down to the nearest whole share.

                  (d) Conversion. If any shares of Series D Preferred Stock have been converted by reason of a reclassification, stock dividend or distribution, business combination, merger, consolidation, reincorporation, recapitalization or conversion, then each White Amber Stockholder shall be entitled to receive such number of shares of equity securities to which such stockholder would otherwise have been entitled had the Additional Recruitsoft Share Consideration been issued immediately prior to such reclassification, stock dividend or distribution, business combination, merger, consolidation, reincorporation, recapitalization or conversion

                  (e) Deemed Merger Consideration. For purposes of this Agreement, the Additional Recruitsoft Share Consideration shall be deemed Merger Consideration.

         1.11 No Further Ownership Rights in White Amber Capital Stock. All shares of Series D Preferred Stock issued pursuant to the Merger upon the surrender for exchange of shares of White Amber Capital Stock in accordance with the terms hereof (including any cash paid in respect thereof) shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of White Amber Capital Stock, and there shall be no further registration of transfers on the records of the Surviving Corporation of shares of White Amber Capital Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this ARTICLE I.

         1.12 Lost, Stolen or Destroyed Certificates. In the event any Certificates evidencing shares of White Amber Capital Stock shall have been lost, stolen or destroyed, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Certificates, upon receiving notice from the holder thereof and upon the making of an affidavit of that fact by such holder, such shares of Series D Preferred Stock and the Additional Payments, if any; provided, however, that Recruitsoft may, in its discretion and, as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed Certificates to deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against Recruitsoft or the Exchange Agent with respect to the Certificates alleged to have been lost, stolen or destroyed.

         1.13 Tax and Accounting Consequences. It is intended by the parties hereto that the Merger shall constitute a reorganization within the meaning of
Section 368 of the Code. The parties hereto adopt this Agreement as a "plan of reorganization" within the meaning of Sections 1.368-2(g) and 1.368-3(a) of the United States Income Tax Regulations.

         1.14 Taking of Necessary Action; Further Action. If, at any time after the Effective Time, any such further action is necessary or reasonably desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of White Amber and Merger Sub, the officers and directors of White Amber and Merger Sub are fully authorized in the name of their respective corporations or otherwise to take, and will take, all such lawful and necessary action.

                                   ARTICLE II

                  REPRESENTATIONS AND WARRANTIES OF WHITE AMBER

         White Amber hereby represents and warrants to Recruitsoft, subject to such exceptions as are clearly disclosed in the disclosure schedule supplied by White Amber to Recruitsoft which identify the section and subsection of this Agreement to which such disclosure relates (the "WHITE AMBER SCHEDULES") and dated as of the date hereof, as follows:

         2.1 Organization of White Amber. White Amber is a corporation duly organized, validly existing and in good standing under Delaware Law. White Amber has the corporate power and authority to own its properties and to carry on its business as now being conducted. White Amber is duly qualified to do business and is in good standing as a foreign corporation in each state or other jurisdiction in which the failure to be so qualified would have a material adverse effect on the business, assets (including intangible assets), financial condition, results of operations or prospects of White Amber (hereinafter referred to as a "MATERIAL ADVERSE EFFECT"). White Amber has delivered a true and correct copy of the Certificate of Incorporation and Bylaws of White Amber, each as amended to date, to Recruitsoft.

         2.2      White Amber Capital Structure.

                  (a) The authorized capital stock of White Amber consists of thirty-eight million, eight hundred thousand (38,800,000) shares of authorized Common Stock, par value $0.01 per share (the "WHITE AMBER COMMON STOCK"), of which one million six hundred fifty seven thousand one hundred and eighteen (1,657,118) are issued and outstanding and fifty-nine million, five hundred ninety thousand, six hundred ninety-two (59,590,692) shares of authorized Preferred Stock, par value $0.01 per share (the "WHITE AMBER PREFERRED STOCK"), of which (i) six million, one hundred thousand (6,100,000) are designated as Series A-1 Preferred Stock, all of which are issued and outstanding (the "WHITE AMBER SERIES A-1 PREFERRED STOCK"), (ii) seven million, seven hundred eighty thousand, two hundred forty (7,780,240) are designated as Series B-1 Preferred Stock, all of which are issued and outstanding (the "WHITE AMBER SERIES B-1 PREFERRED STOCK"), and (iii) forty-five million, seven hundred ten thousand, four hundred fifty-two (45,710,452) are designated as Series C Preferred Stock, of which forty-two million, four hundred eighty-four thousand, three hundred eighteen (42,484,318) are issued and outstanding (the "WHITE AMBER SERIES C PREFERRED STOCK"). Except as set forth in the immediately preceding sentence, no shares of capital stock or other equity securities of White Amber are issued or reserved for issuance except as set forth in Section 2.2(b) and 2.2(c) below. The White Amber Capital Stock is held of record by the persons, with the addresses of record and in the amounts set forth on the White Amber Schedules. All outstanding shares of White Amber Capital Stock are, and at the Closing will be, duly authorized, validly issued, fully paid and non assessable and not subject to preemptive rights created by statute, the Certificate of Incorporation or Bylaws of White Amber or any agreement to which White Amber is a party or by which it is bound. None of the outstanding White Amber Capital Stock or other securities of White Amber were issued in violation of the Securities Act of 1933, as amended (the "SECURITIES ACT"), or any applicable state blue sky laws.

                  (b) White Amber has reserved a total of (i) seven million, one hundred thousand (7,100,000) shares of White Amber Common Stock for issuance under White Amber's Stock Plan of which options to purchase three million, seven hundred one thousand, seven hundred and ninety nine (3,701,799) shares of White Amber Common Stock are outstanding, and three million, three hundred thirty three thousand, two hundred and one (3,333,201) shares are available for such grants as of the date hereof, (ii) twenty one thousand, three hundred and ninety two (21,392) shares of White Amber Common Stock for future issuance pursuant of the exercise of warrants of White Amber, and (iii) two million, seven hundred twenty thousand, nine hundred sixty three (2,720,963) shares of White

Amber Series C Preferred Stock for future issuance pursuant to the exercise of warrants of White Amber.

                  (c) Except for the outstanding warrants or options to purchase White Amber Common Stock and Series C Preferred Stock as set forth above, as of the Effective Time, there are no other options, warrants, calls, rights, commitments or agreements of any character, written or oral, to which White Amber is a party or by which it is bound obligating White Amber to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any shares of the capital stock of White Amber or obligating White Amber to grant, extend, accelerate the vesting of, change the price of, otherwise amend or enter into any such option, warrant, call, right, commitment or agreement. There are no outstanding or authorized stock appreciation, phantom stock, profit participation, or other similar rights with respect to White Amber. There are no voting trusts, proxies, or other agreements or understandings with respect to the capital stock of White Amber.

         2.3 Subsidiaries. White Amber does not have and has never had any subsidiaries or affiliated companies and does not otherwise own and has never otherwise owned any shares of capital stock or any interest in, or control, directly or indirectly, any other corporation, partnership, association, joint venture or other business entity.

         2.4 Authority. Subject only to the filing and recordation of appropriate merger documents as required by Delaware Law, White Amber has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. Prior to the execution of the Agreement, the stockholders of White Amber have approved and adopted this Agreement and the transactions contemplated hereby as provided by Delaware Law and White Amber's Certificate of Incorporation and Bylaws. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of White Amber, subject only to the filing and recordation of appropriate merger documents as required by Delaware Law. This Agreement has been duly executed and delivered by White Amber and constitutes the valid and binding obligation of White Amber, enforceable in accordance with its terms except (a) as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors' rights generally and (b) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies. Subject only to filing and recordation of appropriate merger documents as required by Delaware Law, the execution and delivery of this Agreement by White Amber does not, and, as of the Closing, the consummation of the transactions contemplated hereby will not, conflict with, or result in any violation of, or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any benefit under (any such event, a "CONFLICT") (i) any provision of the Certificate of Incorporation or Bylaws of White Amber, or (ii) assuming that all consents, approvals, authorizations and other actions described in (y) or (z) below have been made or complied with, any mortgage, indenture, lease, contract or other agreement or instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to White Amber or its properties or assets, where such Conflict would be reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on White Amber. No consent, waiver, approval, order or authorization of, or registration, declaration or filing with, any court, tribunal, judicial or arbitral body, regulatory or administrative agency or commission, or other national, federal, state, county, municipal, local or foreign governmental authority, instrumentality, agency or commission ("GOVERNMENTAL ENTITY") or any third party (so as not to trigger any Conflict), is required by or with respect to White Amber in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except for (w) such consents, waivers, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable federal and state securities laws, (x) such filings as are required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "HSR ACT"), if any, (y) such consents, waivers, approvals, orders, authorizations, registrations, declarations and filings as shall have been obtained prior to the Closing, and (z) such other consents, waivers, authorizations, filings, approvals and registrations which are set forth on Schedule 2.4.

         2.5 White Amber Financial Statements. Schedule 2.5 sets forth White Amber's (i) audited balance sheets as of December 31, 2002, and the related audited statements of operations, cash flows and stockholders equity (deficit) for the two fiscal years then ended and (ii) White Amber's unaudited balance sheet as of September 30, 2003 (the "BALANCE SHEET") and the related unaudited statement of operations, cash flow and stockholder's equity (deficit) for the nine-month period then ended (collectively, the "WHITE AMBER FINANCIAL STATEMENTS"). The White Amber Financial Statements have been prepared in accordance with GAAP applied on a basis consistent throughout the periods indicated and consistent with each other (except as may be indicated in the notes thereto). The White Amber Financial Statements, including the notes thereto, present fairly the financial condition and operating results and cash flows of White Amber as of the dates and during the periods indicated therein (subject, in the case of any unaudited interim financial statements, to normal and recurring year-end adjustments which were not and are not expected individually or in the aggregate, to be material and to the extent they may not include footnotes or may be condensed or summary statements). The cash, cash equivalents and investment balances as of the Closing Date shall not be less than $2.5 million after including a reduction for any incurred and accrued but unpaid transaction expenses that relate directly to the Closing.

         2.6 No Undisclosed Liabilities. White Amber does not have any liability, indebtedness, obligation, expense, claim, deficiency, guaranty or endorsement of any type, whether accrued, absolute, contingent, matured, unmatured or other (whether or not required to be reflected in financial statements in accordance with GAAP), that in the aggregate exceeds $25,000, and which (i) has not been reflected or reserved against in the Balance Sheet, or
(ii) has arisen other than in the ordinary course of White Amber's business and consistent with past practices since August 31, 2003. White Amber does not have any outstanding payables, whether reflected on White Amber Financial Statements or not, which (i) exceed $50,000 or (ii) are more than 60 days past due.

         2.7      No Changes.

                  (a) Since September 30, 2003, and except as contemplated by or as disclosed in this Agreement, there has not been, occurred or arisen any:

                           (i)      transaction by White Amber except in the
ordinary course of business as conducted on that date and consistent with past practices;

                           (ii)     amendments or changes to the Certificate of
Incorporation or Bylaws of White Amber;

                           (iii)    investment in or steps taken by White Amber
to incorporate any subsidiary;

                           (iv)     capital expenditure or commitment by White
Amber of $25,000 in any individual case or $50,000 in the aggregate;

                           (v)      destruction of, damage to or loss of any
material assets, business or customer of White Amber (whether or not covered by insurance);

                           (vi)     labor trouble or claim of wrongful discharge
or other unlawful labor practice or action;

                           (vii)    change in accounting methods or practices
(including any change in depreciation or amortization policies or rates) by White Amber;

                           (viii)   revaluation by White Amber of any of its
assets;

                           (ix)     declaration, setting aside or payment of a
dividend or other distribution with respect to the capital stock of White Amber, or any direct or indirect redemption, purchase or other acquisition by White Amber of any of its capital stock or interests;

                           (x)      increase of the salary or other compensation
payable or to become payable by White Amber to any of its officers, directors, employees or advisors, or the declaration, payment or commitment or obligation of any kind for the payment of a bonus or other additional salary or compensation to any such person except as otherwise contemplated by this Agreement;

                           (xi)     resignation or termination of employment of
any key officer of White Amber;

                           (xii)    sale, lease, license or other disposition of
any of the assets or properties of White Amber, except in the ordinary course of business as conducted on that date and consistent with past practices;

                           (xiii)   amendment or termination of any material
contract, agreement or license other than as disclosed on Schedule 2.12 of the White Amber Schedules to which White Amber is a party or by which it is bound;

                           (xiv)    loan by White Amber to any person or entity,
incurring by White Amber of any indebtedness, guaranteeing by White Amber of any indebtedness, issuance or sale of any debt securities of White Amber or guaranteeing of any debt securities of others, except for advances to employees for travel and business expenses in the ordinary course of business, consistent with past practices;

                           (xv)     any satisfaction or discharge of any lien,
claim or encumbrance or payment of any obligation by White Amber, except in the ordinary course of business and that is not material to the assets, properties, financial condition, operating results or business of White Amber (as such business is presently conducted and as it is proposed to be conducted);

                           (xvi)    waiver or release of any material right or
claim of White Amber, including any write-off of provisions for uncollectible accounts receivable of White Amber;

                           (xvii)   commencement or notice or, to White Amber's
knowledge, threat of commencement of any lawsuit or proceeding against or investigation of White Amber or its affairs;

                           (xviii)  notice of any claim of ownership by a third
party of any White Amber Intellectual Property (as defined in Section 2.11(a)) or of infringement by White Amber of any third party's Intellectual Property Rights (as defined in Section 2.11(a));

                           (xix)    issuance or sale by White Amber of any
shares of capital stock, or securities exchangeable, convertible or exercisable therefor, or of any other of its securities;

                           (xx)     change in pricing or royalties set or
charged by White Amber to its customers or licensees or in pricing or royalties set or charged by persons who have licensed Intellectual Property to White Amber;

                           (xxi)    any material adverse change in the assets,
liabilities, financial condition, operations, business prospects, employee relations, customer or supplier relations or operating results of White Amber from that reflected in the White Amber Financial Statements;

                           (xxii)   event or condition of any character that has
or could reasonably be expected to have a Material Adverse Effect on White
Amber;

                           (xxiii)  negotiation or agreement by White Amber or
any officer or employees thereof to do any of the things described in the preceding clauses (i) through (xxii) (other than negotiations with Recruitsoft and its representatives regarding the transactions contemplated by this Agreement) or

                  (b) White Amber has not at any time made payments for political contributions or made any bribes, kickback payments or other illegal payments.

         2.8      Tax.

                  (a) Definition of Taxes. For the purposes of this Agreement, "TAX" or, collectively, "TAXES," means (i) any and all federal, state, local and foreign taxes, assessments and other governmental charges, duties, impositions and liabilities, including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes, together with all interest, penalties and additions imposed with respect to such amounts, (ii) any liability for the payment of any amounts of the type described in clause (i) of this Section 2.8(a) as a result of being a member of an affiliated, consolidated, combined or unitary group for any period, and (iii) any liability for the payment of any amounts of the type described in clauses (i) or (ii) of this Section 2.8(a) as a result of any express or implied obligation to indemnify any other person or as a result of any obligations under any agreements or arrangements with any other person with respect to such amounts and including any liability for taxes of a predecessor or transferor entity. References to White Amber are to White Amber and each of its subsidiaries.

                  (b)      Tax Returns and Audits.

                           (i)      As of the Closing, White Amber will have
prepared and filed on a timely basis, all required federal, state, local and foreign returns, estimates, information statements and reports ("RETURNS") due to be filed on or before the Closing (taking into account any extension of such due date) relating to any and all Taxes concerning or attributable to White Amber or its operations and such Returns are true, correct and complete and have been completed in accordance with applicable law.

                           (ii)     As of the Closing, White Amber: (a) will
have timely paid all Taxes it is required to pay, except to the extent a reserve for Taxes has been established on the Balance Sheet, as adjusted for the ordinary conduct of business since the date of such Balance Sheet and (b) will have withheld with respect to its employees and paid over to the appropriate Tax authorities all federal and state income taxes, Taxes pursuant to the Federal Insurance Contribution Act, Taxes pursuant to the Federal Unemployment Tax Act and other Taxes required to be withheld.

                           (iii)    White Amber has not been delinquent in the
payment of any Tax claimed to be due and payable by any taxing authority nor is there any Tax deficiency outstanding, proposed or assessed against White Amber, nor has White Amber executed any waiver of any statute of limitations on or extending the period for the assessment or collection of any Tax which waiver or extension is still in effect.

                           (iv)     No audit or other examination of any Return
of White Amber is presently in progress, nor has White Amber been notified of any request for such an audit or other examination.

                           (v)      As of the date of the Balance Sheet, White
Amber did not have any liabilities for unpaid Taxes which had not been accrued or reserved against on the Balance Sheet in accordance with GAAP, whether asserted or unasserted contingent or otherwise, and White Amber has no knowledge of any basis for the assertion of any such liability attributable to White Amber, its assets or operations. Since the date of the Balance Sheet, White Amber has not incurred any liability for Taxes other than in the ordinary course of business.

                           (vi)     White Amber has provided or made available
to Recruitsoft copies of all federal and state income and all state sales and use Tax Returns for all periods as requested by Recruitsoft.

                           (vii)    There are (and as of immediately following
the Closing there will be) no liens, pledges, charges, claims, security interests or other encumbrances of any sort ("LIENS") on the assets of White Amber relating to or attributable to Taxes, other than Liens for Taxes not yet due and payable.

                           (viii)   White Amber has no knowledge of any basis
for the assertion of any claim relating or attributable to Taxes which, if adversely determined, would result in any Lien on the assets of White Amber.

                           (ix)     As of the Closing, there will not be any
contract, agreement, plan or arrangement, including but not limited to the provisions of this Agreement, covering any employee or former employee of White Amber or other person that, individually or collectively, could give rise to the payment of any amount that would not be deductible pursuant to Sections 280G, 404 or 162 (other than 162(a)) of the Code.

                           (x)      White Amber has not filed any consent
agreement under Section 341(f) of the Code or agreed to have Section 341(f)(2) of the Code apply to any disposition of a subsection (f) asset (as defined in Section 341(f)(4) of the Code) owned by White Amber.

                           (xi)     White Amber is not, and has not been at any
time, a "United States real property holding corporation" within the meaning of
Section 897(c)(2) of the Code.

                           (xii)    No adjustment relating to any Returns filed
by White Amber has been proposed, formally or informally, by any Tax authority to White Amber.

                           (xiii)   White Amber has (a) never been a member of
an affiliated group (within the meaning of Code Section 1504(a)) filing a consolidated federal income Tax Return (other than a group the common parent of which was White Amber), (b) never been a party to any Tax sharing, indemnification or allocation agreement, nor does White Amber owe any amount under any such agreement, (c) no liability for the Taxes of any person (other than White Amber or any of its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract, or otherwise and (d) never been a party to any joint venture, partnership or, to the knowledge of White Amber, other agreement that could be treated as a partnership for Tax purposes.

                           (xiv)    White Amber has not constituted either a
"distributing corporation" or a "controlled corporation" in a distribution of stock intended to qualify for tax-free treatment under

Section 355 of the Code. White Amber has not engaged in a transaction that is the same or substantially similar to one of the types of transactions that the Internal Revenue Service has determined to be a tax avoidance transaction and identified by notice, regulation, or other form of published guidance as a listed transaction, as set forth in Treas. Reg. Section 1.6011-4(b)(2).

                           (xv)     White Amber uses the accrual method of
accounting for income Tax purposes. White Amber will not be required to include any income or gain or exclude any deduction or loss from Taxable income as a result of any change in method of accounting under Section 481(c) of the Code.

                           (xvi)    Neither White Amber nor any of its
affiliates has taken or agreed to take any action that would prevent the Merger from constituting a reorganization qualifying under Section 368(a) of the Code. Neither White Amber nor any of its affiliates is aware of any agreement, plan or other circumstance that would prevent the Merger from qualifying as a reorganization under Section 368(a) of the Code.

         2.9 Restrictions on Business Activities. There is no agreement (noncompete or otherwise), commitment, judgment, injunction, order or decree to which White Amber is a party or otherwise binding upon White Amber which has or reasonably would be expected to have the effect of prohibiting or impairing any business practice (including, without limitation, the licensing of any product) material to White Amber, any acquisition of property (tangible or intangible) by White Amber or the conduct of business by White Amber. For the purposes of the foregoing, selling, licensing or otherwise distributing any of its own products (including any third party products included in White Amber's products) to any class of customers, in any geographic area, during any period of time or in any segment of the market shall constitute a material business practice of White Amber.

         2.10     Title to Properties; Absence of Liens and Encumbrances.

                  (a) White Amber owns no real property, nor has it ever owned any real property. Schedule 2.10(a) of the White Amber Schedules sets forth a list of all real property currently leased by White Amber, the name of the lessor and the date of the lease and each amendment thereto. All such current leases are in full force and effect, are valid and effective in accordance with their respective terms, and there is not, under any of such leases, any existing default or event of default (or event which with notice or lapse of time, or both, would constitute a default) by White Amber or, to the knowledge of White Amber, any other party.

                  (b) White Amber has good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all of its tangible properties and assets used or held for use in its business, free and clear of any Liens, except as reflected in White Amber Financial Statements or in Schedule 2.10(b) of the White Amber Schedules and except for liens for taxes not yet due and payable and such imperfections of title and encumbrances, if any, which are not material in character, amount or extent, and which do not materially detract from the value, or materially interfere with the present use, of the property subject thereto or affected thereby.

         2.11     Intellectual Property.

                  (a) Definitions. For all purposes of this Agreement, the following terms shall have the following respective meanings:

                           (i)      "TECHNOLOGY" shall mean any or all of the
following: (1) works of authorship including, without limitation, computer programs, algorithms, routines, source code and executable code embodied in software and documentation provided for use therewith ("SOFTWARE"); (2) inventions (whether or not patentable) and improvements; (3) proprietary and confidential information, including technical data and customer and supplier lists, trade secrets, know how and techniques; and (4) proprietary databases, data compilations and collections.

                           (ii)     "INTELLECTUAL PROPERTY RIGHTS" shall mean
any or all of the following and all rights in, arising out of, or associated therewith: (1) all United States and foreign patents and utility models and applications therefor and all reissues, divisions, re-examinations, renewals, extensions, provisionals, continuations and continuations-in-part thereof, and equivalent or similar rights anywhere in the world in inventions and discoveries including without limitation invention disclosures ("PATENTS"); (2) all trade secrets and other rights in know-how and confidential or proprietary information ("TRADE SECRETS"); (3) all copyrights, copyrights registrations and applications therefor and all other rights corresponding thereto throughout the world ("COPYRIGHTS"); (4) all industrial designs and any registrations and applications therefor throughout the world; (5) all rights in World Wide Web addresses ("WWW") and domain names and applications and registrations therefor ("INTERNET PROPERTIES"); (6) all rights in trade names, trade dress, logos, common law trademarks and service marks, trademark and service mark registrations and applications therefor and all goodwill associated therewith throughout the world ("TRADEMARKS"); and (7) any corresponding or equivalent foreign rights to any of the foregoing anywhere in the world.

                           (iii)    "WHITE AMBER INTELLECTUAL PROPERTY" shall
mean any Intellectual Property Rights including White Amber Registered Intellectual Property Rights (as defined in Section 2.11(c)) that are owned by, or exclusively licensed to, White Amber.

                           (iv)     "WHITE AMBER TECHNOLOGY" shall mean any
Technology that is owned by, or exclusively licensed to, White Amber.

                           (v)      "REGISTERED INTELLECTUAL PROPERTY RIGHTS"
shall mean all United States, international and foreign: (1) Patents; (2) registered Trademarks, applications to register Trademarks, including intent-to-use applications, or other governmental registrations or applications related to Trademarks; (3) Copyrights registrations and applications to register Copyrights; and (4) any other Technology that is the subject of an application, certificate, filing, registration or other document issued by, filed with, or recorded by, any state, government or Governmental Entity at any time.

                  (b) Schedule 2.11(b) of the White Amber Schedules contains a complete and accurate list (by name and version number) of all products, Internet Properties, Software and/or standard service offerings of White Amber or any of its subsidiaries (i) that are material to the business of White Amber which have been sold, distributed or otherwise disposed of in the five (5) year period preceding the date hereof or
(ii) for which White Amber or any of its subsidiaries currently allocate material development or marketing resources with the intent to sell, distribute or otherwise dispose of within the next twelve (12) months (collectively, "WHITE AMBER PRODUCTS").

                  (c) Schedule 2.11(c) of the White Amber Schedules lists all Registered Intellectual Property Rights owned by, filed in the name of, or applied for, by White Amber or any of its subsidiaries as of the date of this Agreement (the "WHITE AMBER REGISTERED INTELLECTUAL PROPERTY RIGHTS") and lists any pending proceedings or actions before any court, tribunal (including the United States Patent and Trademark Office (the "PTO") or equivalent authority anywhere in the world) related to any of White Amber Intellectual Property. Each item of White Amber Registered Intellectual Property Rights is currently in compliance with all payment of filing, examination and maintenance fees and proofs of use and, to White Amber's knowledge, is valid and subsisting. All necessary documents and certificates in connection with such White Amber Registered Intellectual Property Rights required to be filed on or prior to the date of this Agreement have been filed with the PTO, the United States Copyright Office or the relevant patent, copyright, trademark or other authorities in foreign jurisdictions, as the case may be, for the purposes of perfecting, prosecuting and maintaining the Registered Intellectual Property Rights. As of the Closing Date, there are no actions that must be taken by White Amber or its subsidiaries within one hundred and twenty (120) days of the Closing Date in order to obtain, perfect, preserve, renew or maintain the Registered Intellectual Property Rights, including the payment of any registration, maintenance or renewal fees or the filing of any responses to PTO office actions, documents, applications or certificates. White Amber has not claimed "small business status" in any U.S. Patent application.

                  (d) In each case in which White Amber or any of its subsidiaries have acquired or purported to acquire ownership of any White Amber Intellectual Property from any person, White Amber or such subsidiary has obtained a valid and enforceable assignment sufficient to irrevocably transfer all rights in and to such White Amber Intellectual Property (including the right to seek past and future damages with respect thereto) to White Amber or such subsidiary. To the maximum extent provided for, by, and in accordance with, applicable laws and regulations, White Amber or each such subsidiary has recorded each such assignment of a Registered Intellectual Property Right assigned to White Amber or each such subsidiary with the PTO, the United States Copyright Office or equivalent authorities outside the United States.

                  (e) Neither White Amber nor any of its subsidiaries has any knowledge of any facts or circumstances that would render any White Amber Intellectual Property invalid or unenforceable, nor is White Amber aware that White Amber or any of its subsidiaries have taken, or failed to take, any action in the application for or prosecution of any White Amber Registered Intellectual Property that would render such White Amber Registered Intellectual Property invalid or unenforceable. To White Amber's knowledge, no person is infringing or misappropriating any White Amber Intellectual Property. White Amber has not received formal or written notice from any person claiming that the operation or any act, product, technology or service (including products, technology or service (including products, technology or services currently under development) of White Amber infringes or misappropriates any Intellectual Property Right of any person or constitutes unfair competition or trade practices under the laws of any jurisdiction (nor does White Amber or its subsidiaries have knowledge of any reasonable basis therefor).

                  (f) White Amber and each of its subsidiaries have taken all necessary and appropriate steps to protect White Amber's and its subsidiaries' rights in confidential information and Trade Secrets of White Amber or provided by any other person to White Amber. All use, disclosure or appropriation of confidential information owned by White Amber or any of its subsidiaries by or to a third party has been pursuant to the terms of a written agreement between White Amber or its subsidiary and such third party. Without limiting the foregoing, White Amber and each of its subsidiaries have and enforce, a policy requiring each employee, consultant and contractor to execute proprietary information, confidentiality and assignment agreements materially similar to the form set forth in Schedule 2.11(f) of the White Amber Schedules, and all current and former employees, consultants and contractors of White Amber and each of its subsidiaries who have created or modified any White Amber Technology or White Amber Intellectual Property have executed such an agreement assigning all of such employees', consultants' and contractors' rights in and to White Amber Technology and White Amber Intellectual Property to White Amber or such subsidiary.

                  (g) All White Amber Intellectual Property and White Amber Technology will be fully transferable, alienable or licensable by Recruitsoft without restriction and without payment of any kind to any third party.

                  (h) Each item of White Amber Intellectual Property is free and clear of any Liens and encumbrances, except for non-exclusive licenses granted to end-user customers in the ordinary course of business. White Amber is the exclusive owner or exclusive licensee of all White Amber Technology and White Amber Intellectual Property. Without limiting the generality of the foregoing, (i) White Amber is the exclusive owner of all registrations for Trademarks and Internet Properties used by White Amber in connection with the operation or conduct of the business of White Amber, including the sale, distribution or provision of any White Amber Products and the operation of any WWW sites by White Amber; (ii) White Amber owns exclusively all Copyrighted works that are incorporated into White Amber Products or which White Amber otherwise purports to own; and (iii) to the extent any Patents would be infringed by any White Amber Products related to the business of White Amber, White Amber is the exclusive owner of such Patents.

                  (i) Neither White Amber nor any of its subsidiaries has transferred ownership of, or granted any exclusive license of or right to use, or authorized the retention of any exclusive rights to use or joint ownership of, any Technology or Intellectual Property Right that is or was White Amber Technology or White Amber Intellectual Property that is or was material to White Amber, to any other person, or permitted White Amber's or its subsidiary's rights in such White Amber Technology and White Amber Intellectual Property to lapse or enter the public domain.

                  (j) All Technology, other than generally available software that is licensed to White Amber, that is necessary to the conduct of White Amber's business as presently conducted or has been developed as of the date of this Agreement for products intended to be sold, distributed or otherwise disposed of within the next twelve (12) months by White Amber was written and created solely by either (i) employees of White Amber acting within the scope of their employment or (ii) by third parties who have validly and irrevocably assigned all of their rights, including Intellectual Property Rights therein, to White Amber.

                  (k) Except with respect to generally available software that is licensed to White Amber, White Amber Technology and White Amber Intellectual Property constitutes all the Technology, Intellectual Property Rights and White Amber Registered Intellectual Property Rights used in the conduct of the business of White Amber as it currently is conducted on the date of this Agreement or identified as of the date of this Agreement for products to be sold, distributed or otherwise disposed of within twelve (12) months. White Amber, including, without limitation, the operation, design, license, development, manufacture, use, import, distribution and sale of White Amber Products.

                  (l) The operation of the business of White Amber and each subsidiary of White Amber as it is currently conducted on the date of this Agreement or identified as of the date of this Agreement for products to be sold, distributed or otherwise disposed of within twelve (12) months by White Amber and each such subsidiary, including but not limited to the design, development, use, import, branding, advertising, promotion, marketing, manufacture and sale of White Amber Products does not and will not when conducted by Recruitsoft (including following any merger of White Amber into Recruitsoft) in substantially the same manner following the Closing, infringe or misappropriate any Intellectual Property Right of any person, violate any right of any person (including any right to privacy or publicity), or constitute unfair competition or trade practices under the laws of any jurisdiction.

                  (m) No White Amber Technology, White Amber Intellectual Property or White Amber Product is subject to any proceeding or outstanding decree, order, judgment or settlement agreement or stipulation that restricts in any manner the use, transfer or licensing thereof by White Amber or any of its subsidiaries or may affect the validity, use or enforceability of such White Amber Intellectual Property.

                  (n) Schedule 2.11(n)(i) of the White Amber Schedules lists all inbound contracts, licenses and agreements to which White Amber is a party with respect to any Technology or Intellectual Property Rights, other than inbound "shrink-wrap," "click-wrap" and similar publicly available commercial binary code end-user licenses, and Schedule 2.11(n)(ii) of the White Amber Schedules lists outbound IP Contracts, other than White Amber's standard "shrink-wrap" or "click-wrap" binary code end-user licenses (such inbound and outbound contracts collectively, the "IP CONTRACTS"). All IP Contracts are in full force and effect. Neither White Amber nor any of its subsidiaries is in breach or default of nor has White Amber nor its subsidiaries materially failed to perform under any of the IP Contracts and, to White Amber's knowledge: (1) no other party to any such IP Contract is in material breach thereof or has materially failed to perform thereunder; and (2) there are no disputes regarding the scope of or performance under such IP Contracts, including with respect to any payments to be made or received by White Amber thereunder. The consummation of the transactions contemplated by this Agreement will neither violate nor result in the breach, modification, cancellation, termination or suspension of any IP Contracts or entitle the other party or parties to such IP Contracts to terminate such IP Contracts. Except as disclosed under Schedule 2.11(n)(iii), following the Closing Date, White Amber will be permitted to exercise all of White Amber's and each of its subsidiaries' rights under the IP Contracts to the same extent White Amber and each of its subsidiaries would have been able to had the transactions contemplated by this Agreement not occurred and without the payment of any additional amounts or consideration other than ongoing fees, royalties or payments which White Amber or such subsidiary would otherwise be required to pay.

                  (o) Schedule 2.11(o) of the White Amber Schedules lists all IP Contracts in which White Amber or any of its subsidiaries have agreed to, or have assumed, any obligation or duty to warrant, indemnify, reimburse, hold harmless, guaranty or otherwise assume or incur any obligation or liability or provide a right of rescission with respect to the infringement or misappropriation by White Amber or such other person of the Intellectual Property Rights of any person other than White Amber.

                  (p) Neither this Agreement nor the transactions contemplated by this Agreement, including the assignment of any contracts or agreements to which White Amber is a party to Recruitsoft, by operation of law or otherwise, will result in (i) Recruitsoft's granting to any person any right or license to any Technology or Intellectual Property Right owned by, or licensed to, either of them which are beyond the right or license granted by White Amber under such contracts or agreements; (ii) Recruitsoft's being bound by, or subject to, any non-compete or other restriction on the operation or scope of their respective businesses which are beyond the non-compete or other restrictions by which White Amber is bound; or (iii) Recruitsoft's being obligated to pay any royalties or other amounts to any person in excess of those payable by White Amber prior to the Closing.

                  (q) White Amber and each of its subsidiaries have the right to use, pursuant to valid licenses, all data (including personal data of third parties), all software development tools, library functions, operating systems, data bases, compilers and all other third-party Software that are used in the operation of White Amber and each of its subsidiaries or that are required to create, modify, compile, operate or support any software that is White Amber Technology or is incorporated into any White Amber Product. Without limiting the foregoing, no open source or public library software subject to terms that require disclosure of source code to licensees or distribution without charge, including any version of any software licensed pursuant to any GNU public license, was used in the development or modification of any software that is or was White Amber Technology or is incorporated into any White Amber Product in each case in a manner that would require White Amber to disclose source code of White Amber proprietary Software to licensees or to distribute White Amber proprietary Software without charge.

                  (r) No person who has licensed any Technology or Intellectual Property Rights to White Amber or any of its subsidiaries has ownership rights or license rights to improvements made by or for White Amber or any such subsidiary in such Technology or Intellectual Property Rights which are necessary for the business of White Amber.

                  (s) No government funding, facilities of a university, college, other educational institution or research center or funding from third parties was used in the development of any White Amber Technology or White Amber Intellectual Property owned by White Amber.

                  (t) Neither White Amber nor any of its subsidiaries has received any opinion of counsel that any third party patent applies to any White Amber Product.

                  (u) Neither White Amber nor any subsidiary has collected any personally identifiable information from any third parties except as described on Schedule 2.11(u) of the White Amber Schedules. White Amber and each subsidiary have complied with all applicable laws and their respective internal privacy policies relating to (i) the privacy of users of their products and services and all internet websites owned, maintained or operated by White Amber or any of its subsidiaries; and (ii) the collection, storage and transfer of any personally identifiable information collected by White Amber or any of its subsidiaries or by third parties having authorized access to the records of White Amber or any of its subsidiaries. The execution, delivery and performance of this Agreement comply with all applicable laws relating to privacy and with White Amber's and each subsidiary's privacy policies. Copies of all current and prior privacy policies of White Amber and each subsidiary, including the privacy policies included in White Amber's Internet website, are attached as Schedule 2.11(u) of the White Amber Schedules. Each such privacy policy and all materials distributed or marketed by White Amber or any of its subsidiaries have at all times made all disclosures to users or customers required by applicable laws and none of such disclosures made or contained in any such privacy policy or in any such materials have been inaccurate, misleading or deceptive or in violation of any applicable laws.

                  (v) Neither White Amber, any subsidiary nor any other person acting on their behalf has disclosed, delivered or licensed to any person, agreed to disclose, deliver or license to any person, or permitted the disclosure or delivery to any escrow agent or other person of, any White Amber Source Code. No event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time, or both) would reasonably be expected to, result in the disclosure or delivery by White Amber or any subsidiary or any person acting on their behalf to any person of any White Amber Source Code. Schedule 2.11(v) of the White Amber Schedules identifies each contract pursuant to which White Amber or any subsidiary has deposited, or is or may be required to deposit, with an escrow agent or any other person, any White Amber Source Code, and describes whether the execution of this Agreement or the consummation of the Merger or any of the other transactions contemplated by this Agreement, in and of itself, would reasonably be expected to result in the release from escrow of any White Amber Source Code. As used in this Section 2.11(v), "WHITE AMBER SOURCE CODE" means, collectively, any software source code, any material portion or aspect of software source code, or any material proprietary information or algorithm contained in or relating to any software source code, of any White Amber Products.

         2.12     Agreements, Contracts and Commitments.

                  (a) White Amber does not have, is not a party to nor is it bound by:

                           (i)      any collective bargaining agreements;

                           (ii)     any agreement or plan, including, without
limitation, any stock option plan, stock appreciation rights plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement;

                           (iii)    any fidelity or surety bond or completion
bond;

                           (iv)     any lease of personal property having
aggregate payment obligations or receivables individually in excess of $25,000;

                           (v)      any agreement of indemnification or
guaranty;

                           (vi)     any agreement, contract or commitment
containing any covenant limiting the freedom of White Amber to engage in any line of business or to compete with any person;

                           (vii)    any agreement, contract or commitment
relating to capital expenditures and involving future payments in excess of $25,000 individually or $50,000 in the aggregate;

                           (viii)   any agreement, contract or commitment
relating to the disposition or acquisition of assets or any interest in any business enterprise outside the ordinary course of White Amber's business;

                           (ix)     any mortgages, indentures, loans or credit
agreements, security agreements or other agreements or instruments relating to the borrowing of money or extension of credit, including guaranties referred to in clause (v) hereof;

                           (x)      any purchase order or contract for the
purchase of raw materials involving $25,000 or more;

                           (xi)     any construction contract;

                           (xii)    any material distribution, joint marketing
or development agreement;

                           (xiii)   any agreement, contract or commitment
pursuant to which White Amber has granted or may grant in the future, to any party a source-code license or option or other right to use or acquire source-code; or

                           (xiv)    any other agreement, contract or commitment
that involves $25,000 or more and is not cancelable without penalty within thirty (30) days.

         Schedule 2.12(a) of the White Amber Schedules sets forth a list of White Amber's top five (5) customers according to revenue for the fiscal year ended December 31, 2002, and each customer with which White Amber currently has an agreement that White Amber in good faith expects to be one of White Amber's top five (5) customers for the fiscal year ending December 31, 2003, and a list of all effective agreements between such customer and White Amber.

                  (b) Except for such alleged breaches, violations and defaults, and events that would constitute a breach, violation or default with the lapse of time, giving of notice, or both, all of which are noted in Schedule 2.12(b) of the White Amber Schedules, White Amber has not breached, violated or defaulted under, or received notice that it has breached, violated or defaulted under, any of the terms or conditions of any agreement, contract or commitment required to be set forth on Schedule 2.12(a), Schedule 2.11(n)(i) or Schedule 2.11(n)(ii) of the White Amber Schedules (any such agreement, contract or commitment, a "CONTRACT"). Each Contract is in full force and effect and is not subject to any default thereunder of which White Amber has knowledge by any party obligated to White Amber pursuant thereto.

         2.13 Related Party Transactions. No employee, officer, stockholder or director of White Amber or member of his or her immediate family is indebted to White Amber, nor is White Amber indebted (or committed to make loans or extend or guarantee credit) to any of them, other than (i) for payment of salary for services rendered, (ii) reimbursement for reasonable expenses incurred on behalf of White Amber, and (iii) for other standard employee benefits made generally available to all employees including stock option agreements outstanding under any stock option plan approved by the Board of Directors of White Amber, nor does any such person have any interest in any material asset or right of White Amber. To White Amber's knowledge, no officer, director, or stockholder or any member of their immediate families is, directly or indirectly, interested in any contract with White Amber (other than such contracts as relate to any such person's ownership of capital stock or other securities of White Amber).

         2.14 Compliance with Laws. White Amber has complied in all material respects with, is not in material violation of, and has not received any notices of violation with respect to, any foreign, federal, state or local statute, law or regulation, except where any such violations or failures to comply would not, individually or in the aggregate, have a Material Adverse Effect.

         2.15 Litigation. There is no action, suit or proceeding of any nature pending or, to White Amber's knowledge, threatened against White Amber, its properties or any of its officers or directors, in their respective capacities as such. There is no investigation pending or, to White Amber's knowledge, threatened against White Amber, its properties or any of its officers or directors by or before any Governmental Entity and to White Amber's knowledge, there is no reasonable basis for any of the foregoing. The foregoing includes, without limitation, actions, suits, proceedings or investigations pending or threatened involving (a) the prior employment of any of White Amber's employees, or their use in connection with White Amber's business of any information allegedly proprietary to any of their former employers, or (b) negotiations by White Amber with potential investors in White Amber. Schedule 2.15 of the White Amber Schedules sets forth, with respect to any such pending or threatened action, suit, proceeding or investigation, the forum, the parties thereto, the subject matter thereof and the amount of damages claimed or other remedy requested. No Governmental Entity has at any time challenged or questioned the legal right of White Amber to manufacture, offer or sell any of its products in the present manner or style thereof.

         2.16 Insurance. The insurance policies and fidelity bonds covering the assets, business, equipment, properties, operations, employees, officers and directors of White Amber contain provisions which are reasonable and customary in White Amber's industry, and there is no claim by White Amber pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds. All premiums due and payable under all such policies and bonds have been paid and White Amber is otherwise in material compliance with the terms of such policies and bonds (or other policies and bonds providing substantially similar insurance coverage). White Amber has no knowledge of any threatened termination of, or material premium increase with respect to, any of such policies.

         2.17 Minute Books. The minute books of White Amber made available to Recruitsoft are the only minute books of White Amber and contain a reasonably accurate summary of all meetings of directors (including committees thereof) and stockholders or actions by written consent since the time of incorporation of White Amber.

         2.18     Environmental Matters.

                  (a) Hazardous Material. White Amber has not: (i) operated any underground storage tanks at any property that White Amber has at any time owned, operated, occupied or leased; or (ii) illegally released in violation of applicable law any material amount of any substance that has been designated by any Governmental Entity or by applicable federal, state or local law to be radioactive, toxic, hazardous or otherwise a danger to health or the environment, including, without limitation, PCBs, asbestos, petroleum, urea-formaldehyde and all substances listed as hazardous substances pursuant to the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, or defined as a hazardous waste pursuant to the United States Resource Conservation and Recovery Act of 1976, as amended, and the regulations promulgated pursuant to said laws (a "HAZARDOUS MATERIAL"), but excluding office and janitorial supplies properly and safely maintained. No Hazardous Materials have been released in violation of any applicable law, as a result of the actions of White Amber, or, to White Amber's knowledge, as a result of any actions of any third party or otherwise, in, on or under any property, including the land and the improvements, ground water and surface water thereof, that White Amber has at any time owned, operated, occupied or leased.

                  (b) Hazardous Materials Activities. White Amber has not transported, stored, used, manufactured, disposed of, released or exposed its employees or others to Hazardous Materials in violation of any law in effect on or before the Closing Date, nor has White Amber disposed of, transported, sold, or manufactured any product containing a Hazardous Material (any or all of the foregoing being collectively referred to as "HAZARDOUS MATERIALS ACTIVITIES") in violation of any rule, regulation, treaty or statute promulgated by any Governmental Entity in effect prior to or as of the date hereof to prohibit, regulate or control Hazardous Materials or any Hazardous Material Activity.

                  (c) Permits. White Amber currently holds all environmental approvals, permits, licenses, clearances and consents (the "ENVIRONMENTAL PERMITS") necessary for the conduct of White Amber's Hazardous Material Activities and other businesses of White Amber as such activities and businesses are currently being conducted.

                  (d) Environmental Liabilities. No action, proceeding, revocation proceeding, amendment procedure, writ, injunction or claim is pending, or to White Amber's knowledge, threatened concerning any Environmental Permit, Hazardous Material or any Hazardous Materials Activity of White Amber. White Amber is not aware of any fact or circumstance which could involve White Amber in any environmental litigation or impose upon White Amber any environmental liability.

         2.19 Brokers' and Finders' Fees; Third Party Expenses. White Amber has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders' fees or agents' commissions or any similar charges in connection with this Agreement or any transaction contemplated hereby.

         2.20     Employee Matters and Benefit Plans.

                  (a)      Definitions.

                           (i)      "COBRA" shall mean the Consolidated Omnibus
Budget Reconciliation Act of 1985, as amended and as codified in Section 4980B of the Code and Section 601 et. seq. of ERISA;

                           (ii)     "WHITE AMBER EMPLOYEE PLAN" shall mean any
plan, program, policy, practice, contract, agreement or other arrangement providing for compensation, severance, termination pay, deferred compensation, performance awards, stock or stock-related awards, fringe benefits or other employee benefits or remuneration of any kind, whether written or unwritten, funded or unfunded, including without limitation, each "employee benefit plan," within the meaning of Section 3(3) of ERISA which is or has been maintained, contributed to, or required to be contributed to, by White Amber or any ERISA Affiliate for the benefit of any Employee, or with respect to which White Amber or any ERISA Affiliate has or may have any liability or obligation, including all International Employee Plans;

                           (iii)    "DOL" shall mean the Department of Labor;

                           (iv)     "EMPLOYEE" shall mean any current or former
or retired employee, consultant or director of White Amber or any ERISA
Affiliate;

                           (v)      "ERISA AFFILIATE" shall mean each subsidiary
of White Amber and any other person or entity under common control with White Amber or any of its subsidiaries within the meaning of Section 414(b), (c), (m) or (o) of the Code and the regulations issued thereunder;

                           (vi)     "EMPLOYEE AGREEMENT" shall mean each
management, employment, severance, consulting, relocation, repatriation, expatriation, visa, work permit or other agreement, contract or understanding between White Amber or any ERISA Affiliate and any Employee;

                           (vii)    "ERISA" shall mean the Employee Retirement
Income Security Act of 1974, as amended;

                           (viii)   "FMLA" shall mean the Family Medical Leave
Act of 1993, as amended;

                           (ix)     "INTERNATIONAL EMPLOYEE PLAN" shall mean
each White Amber Employee Plan that has been adopted or maintained by White Amber or any ERISA Affiliate, whether informally or formally, or with respect to which White Amber or any ERISA Affiliate will or may have any liability, for the benefit of Employees who perform services outside the United States;

                           (x)      "IRS" shall mean the Internal Revenue
Service;

                           (xi)     "MULTIEMPLOYER PLAN" shall mean any "Pension
Plan" which is a "multiemployer plan," as defined in Section 3(37) of ERISA;

                           (xii)    "PENSION PLAN" shall mean each White Amber
Employee Plan which is an "employee pension benefit plan," within the meaning of
Section 3(2) of ERISA.

                  (b) Schedule. Schedule 2.20(b) of the White Amber Schedules contains an accurate and complete list of each White Amber Employee Plan and each Employee Agreement. Neither White Amber nor any ERISA Affiliate has any plan or commitment to establish any new White Amber Employee Plan or Employee Agreements, to modify any White Amber Employee Plan or Employee Agreements (except to the extent required by law or to conform any such White Amber Employee Plan or Employee Agreement to the requirements of any applicable law, in each case as previously disclosed to Recruitsoft in writing, or as required by this Agreement), or to adopt or enter in any White Amber Employee Plan or Employee Agreement.

                  (c) Documents. White Amber has provided to Recruitsoft correct and complete copies of: (i) all documents embodying each White Amber Employee Plan and each Employee

Agreement including (without limitation) all amendments thereto and all related trust documents, administrative service agreements, group annuity contracts, group insurance contracts, and policies pertaining to fiduciary liability insurance covering the fiduciaries for each White Amber Employee Plan; (ii) the most recent annual actuarial valuations, if any, prepared for each White Amber Employee Plan; (iii) the three (3) most recent annual reports (Form Series 5500 and all schedules and financial statements attached thereto), if any, required under ERISA or the Code in connection with each White Amber Employee Plan; (iv) if White Amber Employee Plan is funded, the most recent annual and periodic accounting of White Amber Employee Plan assets; (v) the most recent summary plan description together with the summary(ies) of material modifications thereto, if any, required under ERISA with respect to each White Amber Employee Plan; (vi) all IRS determination, opinion, notification and advisory letters, and all applications and correspondence to or from the IRS or the DOL with respect to any such application or letter; (vii) all communications material to any Employee or Employees relating to any White Amber Employee Plan and any proposed White Amber Employee Plans, in each case, relating to any amendments, terminations, establishments, increases or decreases in benefits, acceleration of payments or vesting schedules or other events which would result in any material liability to White Amber; (viii) all written correspondence to or from any governmental agency relating to any White Amber Employee Plan; (ix) all COBRA forms and related notices (or such forms and notices as required under comparable law); (x) the three (3) most recent plan years discrimination tests for each White Amber Employee Plan; and (xi) all registration statements, annual reports (Form 11-K and all attachments thereto) and prospectuses prepared in connection with each White Amber Employee Plan.

                  (d) Employee Plan Compliance. White Amber and its ERISA Affiliates have performed in all material respects all obligations required to be performed by them under, are not in default or violation of, and have no knowledge of any default or violation by any other party to each White Amber Employee Plan, and each White Amber Employee Plan has been established and maintained in all material respects in accordance with its terms and in compliance with all applicable laws, statutes, orders, rules and regulations, including but not limited to ERISA or the Code. Any White Amber Employee Plan intended to be qualified under Section 401(a) of the Code and each trust intended to qualify under Section 501(a) of the Code (i) has either applied for, prior to the expiration of the requisite period under applicable Treasury Regulations or IRS pronouncements, or obtained a favorable determination, notification, advisory and/or opinion letter, as applicable, as to its qualified status from the IRS or still has a remaining period of time under applicable Treasury Regulations or IRS pronouncements in which to apply for such letter and to make any amendments necessary to obtain a favorable determination, and (ii) incorporates or has been amended to incorporate all provisions required to comply with the Tax Reform Act of 1986 and subsequent legislation. For each White Amber Employee Plan that is intended to be qualified under Section 401(a) of the Code there has been no event, condition or circumstance that has adversely affected or is likely to adversely affect such qualified status. No "prohibited transaction," within the meaning of Section 4975 of the Code or Sections 406 and 407 of ERISA, and not otherwise exempt under Section 408 of ERISA, has occurred with respect to any White Amber Employee Plan. There are no actions, suits or claims pending, or, to the knowledge of White Amber, threatened or reasonably anticipated (other than routine claims for benefits) against any White Amber Employee

Plan or against the assets of any White Amber Employee Plan. Each White Amber Employee Plan can be amended, terminated or otherwise discontinued after the Closing in accordance with its terms, without liability to Recruitsoft, White Amber or any of its ERISA Affiliates (other than ordinary administration expenses). There are no audits, inquiries or proceedings pending or, to the knowledge of White Amber or any ERISA Affiliates, threatened by the IRS or DOL, or any other Governmental Entity with respect to any White Amber Employee Plan. Neither White Amber nor any ERISA Affiliate is subject to any penalty or tax with respect to any White Amber Employee Plan under Section 502(i) of ERISA or Sections 4975 through 4980 of the Code. White Amber and each ERISA Affiliate have timely made all contributions and other payments required by and due under the terms of each White Amber Employee Plan.

                  (e) No Pension or Welfare Plans. Neither White Amber nor any ERISA Affiliate has ever maintained, established, sponsored, participated in, or contributed to, any (i) Pension Plan which is subject to Title IV of ERISA or Section 412 of the Code, (ii) Multiemployer Plan, (iii) "multiple employer plan" as defined in ERISA or the Code, or (iv) a "funded welfare plan" within the meaning of Section 419 of the Code. No White Amber Employee Plan provides health benefits that are not fully insured through an insurance contract.

                  (f) No Post-Employment Obligations. No White Amber Employee Plan or Employment Arrangement provides, or reflects or represents any liability to provide, retiree life insurance, retiree health or other retiree employee welfare benefits to any person for any reason, except as may be required by COBRA or other applicable statute, and neither of White Amber nor Subsidiary has never represented, promised or contracted (whether in oral or written form) to any Employee (either individually or to Employees as a group) or any other person that such Employee(s) or other person would be provided with retiree life insurance, retiree health or other retiree employee welfare benefits, except to the extent required by statute.

                  (g) Health Care Compliance. Neither White Amber nor any ERISA Affiliate has, prior to the Closing and in any material respect, violated any of the health care continuation requirements of COBRA, the requirements of FMLA, the requirements of the Health Insurance Portability and Accountability Act of 1996, the requirements of the Women's Health and Cancer Rights Act of 1998, the requirements of the Newborns' and Mothers' Health Protection Act of 1996, or any amendment to each such act, or any similar provisions of state law applicable to its Employees.

                  (h) Past Acquisitions. Neither White Amber nor any ERISA Affiliate is currently obligated to provide an Employee with any compensation or benefits pursuant to an agreement (e.g., an acquisition agreement) with a former employer of such Employee.

                  (i)      Effect of Transaction.

                           (i)      The execution of this Agreement and the
consummation of the transactions contemplated hereby will not (either alone or upon the occurrence of any additional or subsequent events) constitute an event under any White Amber Employee Plan, Employee

Agreement, trust or loan that will or may result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any Employee.

                           (ii)     No payment or benefit which will or may be
made by White Amber or its ERISA Affiliates with respect to any Employee or any other "disqualified individual" (as defined in Code Section 280G and the regulations thereunder) will be characterized as a "parachute payment," within the meaning of Section 280G(b)(2) of the Code.

                  (j) Employment Matters. White Amber: (i) is in compliance in all material respects with all applicable foreign, federal, state and local laws, rules and regulations respecting employment, employment practices, terms and conditions of employment and wages and hours, in each case, with respect to Employees; (ii) has withheld and reported all amounts required by law or by agreement to be withheld and reported with respect to wages, salaries and other payments to Employees; (iii) is not liable for any arrears of wages or any taxes or any penalty for failure to comply with any of the foregoing; and (iv) is not liable for any payment to any trust or other fund governed by or maintained by or on behalf of any governmental authority, with respect to unemployment compensation benefits, social security or other benefits or obligations for Employees (other than routine payments to be made in the normal course of business and consistent with past practice). There are no pending, threatened or reasonably anticipated claims or actions against White Amber under any worker's compensation policy or long-term disability policy. Neither White Amber nor any ERISA Affiliate has direct or indirect liability with respect to any misclassification of any person as an independent contractor rather than as an employee, or with respect to any employee leased from another employer.

                  (k) Labor. No work stoppage or labor strike against White Amber or any ERISA Affiliate is pending, threatened or reasonably anticipated. White Amber does not know of any activities or proceedings of any labor union to organize any Employees. There are no actions, suits, claims, labor disputes or grievances pending, or, to the knowledge of White Amber, threatened or reasonably anticipated relating to any labor, safety or discrimination matters involving any Employee, including, without limitation, charges of unfair labor practices or discrimination complaints, which, if adversely determined, would, individually or in the aggregate, result in any material liability to White Amber. Neither White Amber nor any of its subsidiaries has engaged in any unfair labor practices within the meaning of the National Labor Relations Act. White Amber is not presently, nor has it been in the past, a party to, or bound by, any collective bargaining agreement or union contract with respect to Employees and no collective bargaining agreement is being negotiated with respect to Employees. Neither White Amber nor any of its Subsidiaries have incurred any material liability or material obligation under the Worker Adjustment and Retraining Notification Act or any similar state or local law which remains unsatisfied.

                  (l) International Employee Plan. Neither White Amber nor any ERISA Affiliate currently, nor has it ever had the obligation to, maintain, establish, sponsor, participate in, or contribute to any International Employee Plan.

         2.21 Employees. To the best of White Amber's knowledge, no employee of White Amber (i) is in violation of any term of any employment contract, patent disclosure agreement, non-competition agreement, or any restrictive covenant to a former employer relating to the right of any such employee to be employed by White Amber because of the nature of the business conducted or presently proposed to be conducted by White Amber or to the use of trade secrets or proprietary information of others and (ii) has given notice to White Amber, nor is White Amber otherwise aware, that any employee intends to terminate his or her employment with White Amber.

         2.22 Governmental Authorization. White Amber possesses all material consents, licenses, permits, grants or other authorizations issued to White Amber by a governmental entity (i) pursuant to which White Amber currently operates or holds any interest in any of its properties or (ii) which is required for the operation of its business or the holding of any such interest, other than such consents, licenses, permits, grants or authorizations the failure to obtain which would not, either individually or in the aggregate, have a Material Adverse Effect (herein collectively called "WHITE AMBER AUTHORIZATIONS"), which White Amber Authorizations are in full force and effect and constitute all White Amber Authorizations required to permit White Amber to operate or conduct its business or hold any interest in its properties or assets. White Amber believes it can, without undue burden or expense, obtain any similar authority for the conduct of its business as presently planned to be concluded.

         2.23 Third Party Consents. No consent or approval is needed from any person or entity in order to consummate any of the transactions contemplated by this Agreement.

                                  ARTICLE III

                  REPRESENTATIONS AND WARRANTIES OF RECRUITSOFT

         Recruitsoft hereby represents and warrants to White Amber, subject to such exceptions as are clearly disclosed in the disclosure schedule supplied by Recruitsoft to White Amber which identify the section and subsection of this Agreement to which such disclosure relates (the "RECRUITSOFT SCHEDULES") and dated as of the date hereof, as follows:

         3.1 Organization, Standing and Power. Recruitsoft is a corporation duly organized, validly existing and in good standing under Delaware Law. Recruitsoft has the corporate power and authority to own its properties and to carry on its business as now being conducted. Recruitsoft is duly qualified to do business and in good standing as a foreign corporation in each state in which the failure to be so qualified would have a Material Adverse Effect on Recruitsoft. Recruitsoft has delivered a true and correct copy of the Recruitsoft Charter (defined below) and Bylaws of Recruitsoft, each as amended to date, to White Amber. Merger Sub is a corporation duly organized, validly existing and in good standing under Delaware Law.

         3.2 Authority. Recruitsoft has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Recruitsoft. This Agreement has been duly executed and delivered by Recruitsoft and constitutes the valid and binding obligation of Recruitsoft, enforceable in accordance with its terms except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors' rights generally and (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies.

         3.3      Recruitsoft Capital Structure; Issuance of Shares.

                  (a) The authorized capital stock of Recruitsoft consists of two hundred seventy four million, two hundred twenty nine thousand, seven hundred sixty-two (274,229,762) shares of authorized Common Stock, par value $0.00001 per share (the "RECRUITSOFT COMMON STOCK"), of which (i) two hundred fifty million (250,000,000) shares have been designated Class A Common Stock (the "CLASS A COMMON STOCK"), of which three hundred sixty-seven thousand, eight hundred fifteen (367,815) are issued and outstanding, and (ii) twenty four million, two hundred twenty-nine thousand, seven hundred sixty-two (24,229,762) shares have been designated Class B Common Stock (the "CLASS B COMMON STOCK"), all of which are issued and outstanding, and seventy-nine million, three hundred eighty-three thousand, six hundred ninety-six (79,383,696) shares of authorized Preferred Stock, par value $0.00001 per share (the "RECRUITSOFT PREFERRED STOCK"), of which (w) six million, three hundred fifty thousand, four hundred (6,350,400) are designated as Series A Preferred, none of which are issued and outstanding (the "SERIES A PREFERRED STOCK"), (x) seven million, one hundred thirty-two thousand, four hundred forty-one (7,132,441) are designated as Series B Preferred, all of which are issued and outstanding (the "SERIES B PREFERRED STOCK"), (y) fifty-one million, nine hundred sixty-two thousand, nine hundred thirty-one (51,962,931) are designated as Series C Preferred, all of which are issued and outstanding (the "SERIES C PREFERRED STOCK"), and (z) thirteen million, nine hundred thirty-seven thousand, nine hundred twenty-four (13,937,924) are designated as Series D Preferred Stock, none of which are issued and outstanding prior to the Closing. Except as set forth in the immediately preceding sentence, no shares of capital stock or other equity securities of Recruitsoft are issued, reserved for issuance except as set forth in Section 3.3(b) below. The rights, privileges and preferences of the Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock and Series D Preferred Stock are as set forth in the Fifth Amended and Restated Certificate of Incorporation of Recruitsoft (the "RECRUITSOFT CHARTER"), as provided to White Amber and attached hereto as Exhibit G. All outstanding shares of Recruitsoft capital stock are, and at the Closing will be, duly authorized, validly issued, fully paid and non assessable and not subject to preemptive rights created by statute, the Recruitsoft Charter or Bylaws of Recruitsoft or any agreement to which Recruitsoft is a party or by which it is bound. None of the outstanding shares of Recruitsoft capital stock or other securities of Recruitsoft were issued in violation of the Securities Act, or any applicable state blue sky laws.

                  (b) In addition, Recruitsoft has reserved (x) an aggregate of nineteen million, four hundred twenty six thousand, ninety two (19,426,092) shares of Recruitsoft Class A Stock for issuance pursuant to Recruitsoft's 1999 Stock Plan and 1999 Viasite Stock Plan, of which fourteen million, three hundred seventy-seven thousand, four hundred thirty-nine (14,377,439) shares are issuable pursuant to outstanding options, and four million, eight hundred thirty thousand, eight hundred thirty-eight (4,830,838) remain available for grant, (y) an aggregate of one million, two hundred thirty-eight thousand, nine hundred twenty-six (1,238,926) shares of Series D Preferred Stock for issuance under the 2003 Series D Preferred Stock Plan, and
(z) an aggregate of four million, four hundred thirty-eight thousand, two hundred ninety-three (4,438,293) shares of Recruitsoft Class A Stock pursuant to exercise of warrants to Communicade Inc., FMR Corp., Beauschesne, Ostiguy & Simard Inc. and Planet Enlightenment Corp. Except for (i) the conversion privileges of the Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock and Series D Preferred Stock, (ii) the options and warrants described in this subsection above and contemplated by this Agreement, (iii) the exchange rights of the Class A and Class B Preferred Exchangeable Shares of 9090-5415 Quebec Inc., and (iv) the rights of first refusal provided in the Recruitsoft Investor Rights Agreement, there are no other options, warrants, calls, rights, commitments or agreements of any character, written or oral, to which Recruitsoft is a party or by which it is bound obligating Recruitsoft to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any shares of the capital stock of Recruitsoft or obligating Recruitsoft to grant, extend, accelerate the vesting of, change the price of, otherwise amend or enter into any such option, warrant, call, right, commitment or agreement. There are no outstanding or authorized stock appreciation, phantom stock, profit participation, or other similar rights with respect to Recruitsoft. There are no voting trusts, proxies, or other agreements or understandings with respect to the capital stock of Recruitsoft.

                  (c) The shares of Series D Preferred Stock to be issued pursuant to the Merger have been duly authorized by all necessary corporate action and, when issued in accordance with the terms and provisions of this Agreement, will be validly issued, fully paid and non-assessable.

                  (d) Set forth on Schedule 3.3(d) the Recruitsoft Schedules is the capitalization of Recruitsoft on a fully-diluted, as converted basis (including the exchange of the Class A and Class B Preferred Exchangeable Shares of 9090-5415 Quebec Inc.) as of immediately following the Closing.

         3.4 Subsidiaries; Investments. Recruitsoft does not presently own or control, directly or indirectly, any interest in any other corporation, association, or other business entity. Recruitsoft is not a participant in any joint venture, partnership, or similar arrangement. Each subsidiary of Recruitsoft is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, possesses all requisite corporate power and authority and all material licenses, permits and authorizations necessary to own its properties and to carry on its business as now being conducted and as presently proposed to be conducted and is qualified to do business in every jurisdiction in which its ownership of property of the conduct of business requires to be so qualified, except where the failure to obtain such qualification would not have a Material Adverse Effect. All of the outstanding shares of capital stock of each such subsidiary are validly issued, fully paid and nonassessable, and, except for the Class A and Class B Preferred Exchangeable Shares of 9090-5415 Quebec Inc., all such shares are owned by Recruitsoft, free and clear of any lien, and are not subject to any option or right to purchase any such shares. Except for the Class A and Class B Preferred

Exchangeable Shares of 9090-5415 Quebec Inc., neither Recruitsoft nor any such subsidiary owns or holds the right to acquire any shares of stock or any other security or interest in any other person or entity.

         3.5 No Conflict. Neither the execution and delivery of this Agreement and the Recruitsoft Investor Rights Agreement by Recruitsoft, nor the consummation by Recruitsoft of the transactions contemplated hereby, nor compliance by Recruitsoft with any of the provisions hereof, will (i) conflict with or result in a breach of any provision of the Recruitsoft Charter or Bylaws of Recruitsoft, (ii) constitute or result in a default under, or require any consent pursuant to, or result in the creation of any lien on any material asset of any Recruitsoft under, any contract of Recruitsoft, where such default or lien, or any failure to obtain such consent, is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Recruitsoft and its subsidiaries, taken as a whole.

         3.6 Governmental Approvals. No consent, waiver, approval, order or authorization of, or registration declaration or filing with, any Governmental Entity or any third party is required by or with respect to Recruitsoft in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except for (i) such consents, waivers, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable federal and state securities laws, if any, (ii) such consents, waivers, approvals, orders, authorizations, registrations, declarations and filings as shall have been obtained prior to the Closing, (iii) such consents, waivers, approvals, orders, authorizations, registrations, declarations and filings the failure to obtain which would not either materially delay the ability of Recruitsoft to consummate the Merger or have a Material Adverse Effect on Recruitsoft and its subsidiaries, taken as a whole.

         3.7 Litigation. There is no action, suit, proceeding or investigation pending or currently threatened against Recruitsoft that questions the validity of this Agreement or the Recruitsoft Investor Rights Agreement, or the right of Recruitsoft to enter into any such agreement or to consummate the transactions contemplated hereby or thereby, or that might result, either individually or in the aggregate, in a Material Adverse Effect, financially or otherwise, or any change in the current equity ownership of Recruitsoft. Recruitsoft is not subject to any arbitration proceedings under collective bargaining agreements or otherwise or, to Recruitsoft's knowledge, any governmental investigation or inquiry and, to Recruitsoft's knowledge, there is no reasonable basis for any of the foregoing. The foregoing includes, without limitation, actions, suits, proceedings or investigations pending or threatened involving (a) the prior employment of any of Recruitsoft's employees, or their use in connection with Recruitsoft's business of any information allegedly proprietary to any of their former employers, or (b) negotiations by Recruitsoft with potential investors in Recruitsoft. Recruitsoft is not a party or subject to the provisions of any order, writ, injunction, judgment or decree of any court or government agency or instrumentality. There is no action, suit, proceeding or investigation by Recruitsoft currently pending or that Recruitsoft intends to initiate.

         3.8 Intellectual Property. Either Recruitsoft or its subsidiary, Recruitsoft (Canada) Inc. will own all patents, patent applications, if any, licenses, trademarks, service marks, trade names, inventions, processes, formulae, trade secrets, franchises, copyrights and other proprietary rights (collectively, "RECRUITSOFT INTELLECTUAL PROPERTY RIGHTS") employed in or necessary for the operation of its business as now conducted with no known infringement of or conflict with the rights of others. Such ownership and title are exclusive and not subject to termination without Recruitsoft's consent. To Recruitsoft's knowledge, the conduct of its business does not infringe or conflict with any intellectual property rights of any third party. Recruitsoft has entered into a Software Distribution License Agreement, dated November 24, 1999, with Recruitsoft (Canada) Inc. and a Software Development Cost Sharing Agreement dated November 24, 1999 with Recruitsoft (Canada) Inc. which collectively provide for the transfer to Recruitsoft of the Internet Recruit Recruitment Program and Technology, each as defined therein. There are no outstanding options, licenses, or agreements of any kind relating to the foregoing Recruitsoft Intellectual Property Rights, nor is Recruitsoft bound by or a party to any options, licenses or agreements of any kind with respect to the intellectual property rights of any other person or entity. Recruitsoft is not aware of any third party that has misappropriated or is infringing or violating any of its Recruitsoft Intellectual Property Rights. Recruitsoft has not received any communications alleging that Recruitsoft has violated or, by conducting its business as proposed, would violate any of the intellectual property rights of any other person or entity, and there have been no claims made against Recruitsoft asserting the invalidity or unenforceability or any of the Recruitsoft Intellectual Property Rights. Recruitsoft does not believe it is or will be necessary to use any inventions of any of its employees (or persons it currently intends to hire) made prior to their employment by Recruitsoft. Recruitsoft has no patents. The transactions contemplated by this Agreement shall have no material adverse effect on Recruitsoft's right, title and interest in and to Recruitsoft Intellectual Property Rights.

         3.9 Interim Operations of Merger Sub. Merger Sub was formed by Recruitsoft solely for the purpose of engaging in the transactions contemplated by this Agreement, has engaged in no other business activities and has conducted its operations only as contemplated by this Agreement. Merger Sub has no liabilities and, except for a subscription agreement pursuant to which all of its authorized capital stock was issued to Recruitsoft, is not a party to any agreement other than this Agreement and agreements with respect to the appointment of registered agents and similar matters.

         3.10 Financial Statements; Liabilities. Recruitsoft commenced operations in May 1999. Recruitsoft's financial statements (balance sheet, statement of operations, and statements of stockholders' equity and cash flows) at and for the period ended August 31, 2003, (the "RECRUITSOFT FINANCIAL STATEMENTS"), are complete and correct in all material respects, are consistent with the books and records of Recruitsoft, and have been prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods indicated. The Financial Statements fairly present the financial condition and operating results of Recruitsoft as of the dates, and for the period, indicated therein.

         Except as set forth in the Financial Statements or on Schedule 3.10, Recruitsoft has no material obligations or liabilities, other than (i) liability under the Recruitsoft's office lease,

(ii) liabilities incurred in the ordinary course of business subsequent to the August 31, 2003 balance sheet, none of which is a liability resulting from a breach of contract or breach of warranty or claim of infringement of an intellectual property right of a third party and none of which, individually or in the aggregate, is material to the financial condition of Recruitsoft, and
(iii) obligations under contracts and commitments incurred in the ordinary course of business, and not required under generally accepted accounting principles to be reflected in the Financial Statements, which, individually or in the aggregate, are not material to the financial condition of Recruitsoft, exclusive of obligations for salaries accrued since August 31, 2003 but not yet due, and recurring trade payables not greater than $100,000 in the aggregate incurred in the normal course of business.

         3.11 Material Contracts and Other Commitments. Except as set forth on the Recruitsoft Schedules and except for agreements explicitly contemplated hereby (collectively, the "RECRUITSOFT CONTRACTS"), there are no agreements, instruments or contracts to which Recruitsoft is a party or by which it is bound, other than (i) contracts for the purchase of supplies and services that were entered into in the ordinary course of business and do not involve the payment of more than $250,000 in cash, goods, or services, (ii) sales contracts entered into in the ordinary course of business that do not involve the annual receipt of more than $250,000 in cash, goods, or services, (iii) consulting agreements with customers of Recruitsoft entered into in the ordinary course of business, and (iv) contracts terminable at will by Recruitsoft on no more than sixty (60) days notice without cost or liability to Recruitsoft and are not material to the conduct of Recruitsoft's business. All of the Recruitsoft Contracts are valid, binding and in full force and effect in all material respects and enforceable by Recruitsoft in accordance with their respective terms in all material respects, subject to the effect of applicable bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium, usury or other laws of general application relating to or affecting enforcement of creditors' rights and rules or laws concerning equitable remedies. Recruitsoft is not in material default under any of such Recruitsoft Contracts. To the knowledge of Recruitsoft, no other party to any of the Recruitsoft Contracts is in material default thereunder.

         3.12     Title to Property and Assets; Licenses; Permits.

                  (a) Recruitsoft owns its property and assets free and clear of all mortgages, liens, loans and encumbrances, except such encumbrances and liens that arise in the ordinary course of business and do not materially impair Recruitsoft's ownership or use of such property or assets. With respect to the property and assets it leases, Recruitsoft is in compliance with such leases and, to its knowledge, holds a valid leasehold interest free of any liens, claims or encumbrances.

                  (b) Recruitsoft has all franchises, permits, licenses, and any similar authority necessary for the conduct of its business as now being conducted by it, the lack of which could materially and adversely affect the business, properties, or financial condition of Recruitsoft, and believes it can obtain, without undue burden or expense, any similar authority for the conduct of its business as presently planned to be conducted. Recruitsoft is not in default in any material respect under any of such franchises, permits, licenses or other similar authority.

         3.13 Related Party Transactions. No employee, officer, stockholder or director of Recruitsoft or member of his or her immediate family is indebted to Recruitsoft, nor is Recruitsoft indebted (or committed to make loans or extend or guarantee credit) to any of them, other than (i) for payment of salary for services rendered, (ii) reimbursement for reasonable expenses incurred on behalf of Recruitsoft, and (iii) for other standard employee benefits made generally available to all employees including stock option agreements outstanding under any stock option plan approved by the Board of Directors of Recruitsoft, nor does any such person have any interest in any material asset or right of Recruitsoft. To Recruitsoft's knowledge, no officer, director, or stockholder or any member of their immediate families is, directly or indirectly, interested in any contract with Recruitsoft (other than such contracts as relate to any such person's ownership of capital stock or other securities of Recruitsoft).

         3.14 Registration Rights. Except as provided in the Investor Rights Agreement dated as of January 25, 2000, as amended and superceded by the Amended and Restated Investor Rights Agreement dated January 19, 2001, and as amended and superceded by the Recruitsoft Investor Rights Agreement, Recruitsoft has not granted or agreed to grant any registration rights, including piggyback rights, to any person or entity.

         3.15     Changes.

                  (a) Since August 31, 2003, and except as contemplated by or as disclosed in this Agreement, there has not been, occurred or arisen any:

                           (i)      material adverse change in the assets,
liabilities, financial condition, operations, business prospects, employee relations, customer or supplier relations or operating results of Recruitsoft from that reflected in the Recruitsoft Financial Statements;

                           (ii)     investment in or steps taken by Recruitsoft
to incorporate any subsidiary;

                           (iii)    damage, destruction or loss, whether or not
covered by insurance, that would constitute a Material Adverse Effect;

                           (iv)     waiver by Recruitsoft of a valuable right or
of a material debt owed to it;

                           (v)      satisfaction or discharge of any lien, claim
or encumbrance or payment of any obligation by Recruitsoft, except in the ordinary course of business and that is not material to the assets, properties, financial condition, operating results or business of Recruitsoft (as such business is presently conducted and as it is proposed to be conducted);

                           (vi)     change or amendment to a material contract
or arrangement by which Recruitsoft or any of its assets or properties is bound or subject;

                           (vii)    loans or guarantees made by Recruitsoft to
or for the benefit of its employees, officers or directors, or any members of their immediate families, other than travel advances and other advances made in the ordinary course of its business;

                           (viii)   change in any compensation arrangement or
agreement with any key employee;

                           (ix)     sale, assignment or transfer of any patents,
trademarks, copyrights, trade secrets or other intangible assets; or

                           (x)      resignation or termination of employment of
any key officer of Recruitsoft.

                  (b) Recruitsoft has not at any time made payments for political contributions or made any bribes, kickback payments or other illegal payments.

         3.16 Tax Returns, Payments and Elections. Recruitsoft has filed all Tax Returns and reports (including information returns and reports) as required by law. These Tax Returns and reports are true and correct in all material respects. Recruitsoft has paid all Taxes it is required to pay, except to the extent a reserve for Taxes has been established on the Recruitsoft Financial Statements, as adjusted for the ordinary conduct of business since the date of the Recruitsoft Financial Statements. The provision for Taxes of Recruitsoft as shown in the Financial Statements is adequate for Taxes due or accrued as of the date thereof. Recruitsoft has not elected pursuant to the Code, to be treated as a Subchapter S corporation or a collapsible corporation pursuant to Section 1362(a) or Section 341(f) of the Code.

         3.17 Insurance. Recruitsoft has in full force and effect fire and casualty insurance policies, with extended coverage, in customary amounts (subject to reasonable deductibles) and that Recruitsoft believes is sufficient for its business as conducted and as proposed to be conducted.

         3.18 Minute Books. The minute books of Recruitsoft for 2003 made available to White Amber contain minutes of all meetings of directors and stockholders since December 31, 2002 and reflect all transactions referred to in such minutes accurately in all material respects.

         3.19 Employee Matters. Recruitsoft is not aware that any officer or key employee, or that any group of key employees, currently intends to terminate their employment with Recruitsoft. The employment of each officer and employee of Recruitsoft is terminable at the will of Recruitsoft. Recruitsoft is not a party to or bound by any currently effective employment contract, deferred compensation arrangement, bonus plan, profit sharing plan, retirement agreement or other employee compensation plan or agreement. Recruitsoft is not bound by or subject to (and none of its assets or properties is bound by or subject to) any written or oral, express or implied, contract, commitment or arrangement with any labor union, and no labor union has requested or, to the knowledge of Recruitsoft, has sought to represent any of the employees, representatives or agents of Recruitsoft. To Recruitsoft's knowledge, no employee or consultant of Recruitsoft is in violation of any term of any employment contract proprietary information agreement or any other agreement relating to the right of any such individual to be employed by, or to contract with, Recruitsoft because of the nature of the business to be conducted by Recruitsoft; and to Recruitsoft's knowledge, the continued employment by Recruitsoft of its present employees, and the performance of Recruitsoft's contracts with its independent contractors, will not result in any such violation. Recruitsoft has complied in all material respects with all applicable state and federal equal employment opportunity laws and with other laws related to employment.

         3.20 Environmental Matters. To its knowledge, Recruitsoft is not in violation of any applicable statute, law or regulation relating to the environment or occupational health and safety, and to the best of its knowledge, no material expenditures are or will be required in order to comply with any such existing statute, law or regulation.

                                   ARTICLE IV

                               CLOSING CONDITIONS

         4.1      White Amber Closing Conditions.

                  (a) Stockholder Approval. Prior to the execution of the Agreement, the stockholders of White Amber shall have approved and adopted this Agreement and the transactions contemplated hereby as provided by Delaware Law and White Amber's Certificate of Incorporation and Bylaws.

                  (b) Performance. White Amber shall have performed and complied with all agreements, obligations and conditions contained in this Agreement that are required to be performed or complied with by it on or before the Closing.

                  (c) Proceedings and Documents. All corporate and other proceedings in connection with the transactions contemplated at the Closing and all documents incident thereto shall be reasonably satisfactory in form and substance to White Amber, and White Amber shall have received all such counterparts and certified or other copies of such documents as White Amber may reasonably request.

                  (d) No Legal Proceedings. No proceeding challenging this Agreement or the transactions contemplated hereby or seeking to prohibit, alter, prevent or materially delay the Closing or seeking damages in connection therewith shall have been instituted or threatened by any person or entity.

                  (e) Qualifications. All authorizations, approvals, or permits, if any, of any governmental authority or regulatory body of the United States or of any state that are required in connection with this Agreement or the execution, delivery and performance by White Amber of this Agreement shall be duly obtained and effective as of the Closing.

         4.2      Recruitsoft Closing Conditions.

                  (a) Stockholder Approval. Prior to the execution of the Agreement, the stockholders of Recruitsoft have approved and adopted this Agreement, the Recruitsoft Charter and the transactions contemplated hereby as provided by Delaware Law and Recruitsoft's Charter and Bylaws.

                  (b) Performance. Recruitsoft shall have performed and complied with all agreements, obligations and conditions contained in this Agreement that are required to be performed or complied with by it on or before the Closing.

                  (c) Proceedings and Documents. All corporate and other proceedings in connection with the transactions contemplated at the Closing and all documents incident thereto shall be reasonably satisfactory in form and substance to Recruitsoft, and Recruitsoft shall have received all such counterparts and certified or other copies of such documents as Recruitsoft may reasonably request.

                  (d) Recruitsoft Charter. The Recruitsoft Charter shall have been filed with the Delaware Secretary of State.

                  (e) No Legal Proceedings. No proceeding challenging this Agreement or the transactions contemplated hereby or seeking to prohibit, alter, prevent or materially delay the Closing or seeking damages in connection therewith shall have been instituted or threatened by any person or entity.

                  (f) Qualifications. All authorizations, approvals, or permits, if any, of any governmental authority or regulatory body of the United States or of any state that are required in connection with the lawful issuance and sale of the Series D Preferred Stock pursuant to this Agreement or the execution, delivery and performance by Recruitsoft of this Agreement and the Recruitsoft Investor Rights Agreement shall be duly obtained and effective as of the Closing.

                                    ARTICLE V

                              ADDITIONAL AGREEMENTS

         5.1      Issuance of Series D Preferred Stock

                  (a) The shares of Series D Preferred Stock to be issued pursuant to the Merger have not been registered under the Securities Act, in reliance upon exemptions from registration provided by Rule 506 and/or Section 4(2) under the Securities Act. The certificates for shares of Series D Preferred Stock to be issued pursuant to the Merger shall bear appropriate legends to identify such shares as being "restricted securities" within the meaning of Rule 144(a)(3) under the Securities Act and to comply with applicable state securities laws. The Series D Preferred Stock being offered and sold pursuant to this Agreement in reliance upon such exemptions from registration is based in part upon the representations of each White Amber Stockholder contained in the Stockholder Certificate attached hereto as Exhibit F.

                  (b) Restrictive Legends: Stop Transfer Instructions. Each certificate representing shares of Series D Preferred Stock issued pursuant to
ARTICLE I shall bear a legend substantially in the form set forth below, which legend shall be removed by delivery of substitute certificates upon the second anniversary of the Effective Time or, for shares sold by a stockholder, at such earlier time as requested by a stockholder after a registration statement with respect to the shares represented by such certificate has become effective. The sale or transfer of such shares of Series D Preferred Stock may only be made (A) if there is then in effect a registration statement under the Act covering such proposed disposition and such disposition is made in accordance with such registration statement, (B) in conformity with the provisions of Rule 144 under the Securities Act or (C) pursuant to the receipt by Recruitsoft of an opinion in form and substance reasonably satisfactory to Recruitsoft from counsel reasonably satisfactory to Recruitsoft to the effect that such transfer may be made without registration under the Securities Act. Notwithstanding the provisions of (A), (B) and (C) above, no such registration statement, conformance with Rule 144 or opinion of counsel shall be necessary for a transfer by a White Amber Stockholder which is a partnership to a limited or general partner of such partnership or a retired partner of such partnership who retires after the date hereof, or to the estate of any such partner or retired partner or the transfer by gift, will or intestate succession of any partner to such partner's spouse or lineal descendents or ancestors, if (i) a certificate to such effect has been provided to Recruitsoft and its transfer agent and (ii) the transferee agrees in writing to be subject to the terms hereof to the same extent as if such transferee were an original stockholder of White Amber hereunder.

         "THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"). SUCH SHARES MAY NOT BE TRANSFERRED, SOLD, OFFERED FOR SALE, PLEDGED OR OTHERWISE DISPOSED OF, DIRECTLY OR INDIRECTLY, IN THE ABSENCE OF SUCH REGISTRATION UNLESS (I) THERE IS AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE ACT (II) SUCH TRANSFER MAY BE MADE PURSUANT TO RULE 144 OF THE ACT OR (III) TRANSFER IS EXEMPT FROM THE REGISTRATION AND PROSPECTUS DELIVERY REQUIREMENTS OF SAID ACT."

Recruitsoft may instruct its transfer agent to stop the transfer of any shares of Series D Preferred Stock issued pursuant to ARTICLE I unless Recruitsoft shall have been provided evidence of compliance with the restrictions set forth in such legend reasonably satisfactory to Recruitsoft.

         5.2 Confidentiality. Each of the parties hereto hereby agrees to maintain the confidentiality of the information obtained pursuant to the negotiation and execution of this Agreement, in accordance with the provisions of the Confidentiality and Nondisclosure Agreement between Recruitsoft and White Amber dated as of July 18, 2003 (the "CONFIDENTIALITY AGREEMENT"). Notwithstanding anything herein or in the Confidentiality Agreement to the contrary, each party (and its representatives, agents and employees) may consult any tax advisor regarding the tax treatment and the tax structure of the transactions contemplated hereby and may disclose to any person, without limitation of any kind, the tax treatment and tax structure of the transactions contemplated hereby and all materials (including opinions and other tax analyses) that are provided relating to such treatment or structure. For the avoidance of doubt, the parties acknowledge and agree that the tax treatment and tax structure of any Transaction does not include the name of any party to the Transaction or any sensitive business information (including, without limitation, the name and other specific information about any party's intellectual property or other proprietary assets) unless such information is necessary to understand the purported or claimed federal income tax treatment of the Transaction.

         5.3 Employee Benefit Matters. As of the Effective Time, each employee of White Amber who is employed by Recruitsoft after the Effective Time (each a "CONTINUING EMPLOYEE"), shall be eligible to either: (i) participate in Recruitsoft benefit plans, (ii) participate in White Amber benefit plans that are continued by Recruitsoft, or (iii) a combination of (i) and (ii) so that each Continuing Employee is eligible for benefits that are substantially similar in the aggregate to those of similarly situated employees of Recruitsoft (it being understood that equity incentives may vary). Each Continuing Employee shall, to the extent permitted by law and applicable tax qualification requirements, and subject to any generally applicable break in service or similar rule, receive credit for purposes of vacation, eligibility to participate and vesting under Recruitsoft's benefit program for years of service with White Amber prior to the Effective Time. Subject to the approval of any insurance carrier and to the extent consistent with law and applicable tax qualification requirements, Recruitsoft shall make commercially reasonable efforts to cause any and all pre-existing condition limitations, eligibility waiting periods and evidence of insurability requirements under any Recruitsoft group health plans to be waived with respect to such Continuing Employees (and their eligible dependents) and to provide them with credit for any co-payments and deductibles prior to the Effective Time for purposes of satisfying any applicable deductible, out-of-pocket, or similar requirements under any Recruitsoft benefit programs in which they are eligible to participate immediately after the Effective Time.

         5.4 401(k) Plan. Effective no later than the day immediately preceding the Closing Date, White Amber shall have terminated any and all group severance, separation or salary continuation plans, programs or arrangements and any and all plans intended to include a Code Section 401(k) arrangement (collectively, the "WHITE AMBER PLANS").

         5.5 Expenses. The reasonable legal, accounting, financial advisory, consulting and all other fees and expenses of third parties ("THIRD PARTY EXPENSES") incurred by White Amber in connection with the negotiation and effectuation of the terms and conditions of this Agreement and the transactions contemplated hereby shall be borne and paid by White Amber.

         5.6 Public Disclosure. No disclosure (whether or not in response to an inquiry) of the existence or nature of this Agreement shall be made by any party hereto unless approved by duly authorized officers of both Recruitsoft and White Amber prior to release, provided that such approval shall not be unreasonably withheld and subject in any event to Recruitsoft's obligation to comply with applicable securities law.

         5.7 FIRPTA Compliance. On the Closing Date, White Amber shall deliver to Recruitsoft a properly executed statement in a form reasonably acceptable to Recruitsoft for purposes of satisfying Recruitsoft's obligations under Treasury Regulation Section 1.1445-2(c)(3).

         5.8 Reasonable Efforts. Subject to the terms and conditions provided in this Agreement, each of the parties hereto shall use its reasonable efforts to take promptly, or cause to be taken, all actions, and to do promptly, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated hereby, to obtain all necessary waivers, consents and approvals (including, but not limited to, those required under the Contracts) in a manner that does not materially alter the underlying obligations of the parties and to effect all necessary registrations and filings, and to remove any injunctions or other impediments or delays, legal or otherwise, in order to consummate and make effective the transactions contemplated by this Agreement for the purpose of securing to the parties hereto the benefits contemplated by this Agreement; provided that Recruitsoft shall not be required to agree to any divestiture by Recruitsoft or White Amber or any of Recruitsoft's subsidiaries or Affiliates of shares of capital stock or of any business, assets or property of Recruitsoft or its subsidiaries or Affiliates or White Amber or its Affiliates, or the imposition of any material limitation on the ability of any of them to conduct their businesses or to own or exercise control of such assets, properties and stock.

         5.9 Additional Documents and Further Assurances. Each party hereto, at the request of the other party hereto, shall execute and deliver such other instruments and do and perform such other acts and things as may be necessary or reasonably desirable for effecting completely and promptly the consummation of this Agreement and the transactions contemplated hereby.

         5.10 Tax Matters. Each party hereto shall use its reasonable efforts to cause the Merger to qualify, and will not knowingly take any action, cause any action to be taken, fail to take any action or cause any action to fail to be taken which action or failure to act would reasonably be likely to prevent the Merger from qualifying as a reorganization under the provisions of
Section 368(a) of the Code. Following the Effective Time, none of the Surviving Corporation, Recruitsoft or any of their affiliates shall knowingly take any action, cause any action to be taken, fail to take any action or cause any action to fail to be taken, which action or failure to act would reasonably be likely to cause the Merger to fail to qualify as a reorganization under Section 368(a) of the Code.

                                   ARTICLE VI

               SURVIVAL OF REPRESENTATIONS AND WARRANTIES; ESCROW

         6.1 Survival of Representations and Warranties. White Amber's representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement (each as modified by White Amber Schedules) shall survive the Merger and continue until the one year anniversary of the Closing Date (the "EXPIRATION DATE").

         6.2      Escrow Arrangements.

                  (a) Escrow Fund. At the Effective Time White Amber's Stockholders will be deemed to have received and consented to the deposit with the Escrow Agent of the Escrow Amount (plus any additional shares as may be issued upon any stock split, stock dividend or recapitalization effected by Recruitsoft after the Effective Time), without any act required on the part of any stockholder. As soon as practicable after the Effective Time, the Escrow Amount, without any act required on the part of any stockholder, will be deposited with U.S. Bank, N.A. as Escrow Agent (the "ESCROW AGENT"), such deposit to constitute an escrow fund (the "ESCROW FUND") to be governed by the terms set forth herein and at Recruitsoft's cost and expense. The portion of the Escrow Amount contributed on behalf of each White Amber Stockholder shall be as set forth on Schedule 6.2 hereof. The Escrow Amount shall be contributed entirely out of the shares of Series D Preferred Stock issuable upon the Merger in respect of White Amber Capital Stock. The Escrow Fund is available to compensate Recruitsoft and its affiliates for any claims, losses, liabilities, damages, deficiencies, costs and expenses, including reasonable attorneys' fees and expenses, and expenses of investigation and defenses (hereinafter individually a "LOSS" and collectively "LOSSES") incurred by Recruitsoft, its officers, directors, or affiliates (including the Surviving Corporation) directly or indirectly as a result of (i) any inaccuracy or breach of a representation or warranty of White Amber contained in ARTICLE II herein, (ii) any failure by White Amber to perform or comply with any covenant contained herein, (iii) any third party claims alleging that White Amber does not own all intellectual property in and to the work product referenced in Schedule 2.11(d),
(iv) any claim by Micro Notes Consultants, Inc. ("MICRO NOTES") that White Amber does not own all intellectual property in and to the work product or otherwise have sufficient rights with respect to any other deliverables created by Micro Notes for White Amber or (v) any claim by Les Strauss alleging that White Amber has any liability to Mr. Strauss in repect of taxes owed by him in connection with that certain payment made to Mr. Strauss as described on Schedules 2.8(b)(ix) and 2.20(i) of the White Amber Schedules. Recruitsoft and White Amber each acknowledge that such Losses, if any, would relate to unasserted contingent liabilities existing at the Effective Time, which if resolved at the Effective Time would have led to a reduction in the aggregate Merger Consideration. Recruitsoft may not receive any shares from the Escrow Fund unless and until Officer's Certificates (as defined in Section 6.2(d)) identifying Losses, the aggregate amount of which exceed $50,000 have been delivered to the Escrow Agent as provided in paragraph (e); in such case, Recruitsoft may recover from the Escrow Fund only its Losses in excess of $50,000. The liability of the White Amber Stockholders shall be several but not joint. Recruitsoft shall not be entitled to any recourse against White Amber for Losses other than by way of the Escrow Fund except for fraud, bad faith, misrepresentation or willful misconduct.

                  (b) Escrow Period; Distribution upon Termination of Escrow Periods. Subject to the following requirements, the Escrow Fund shall be in existence immediately following the Effective Time and shall terminate at 5:00 p.m. Pacific Time on the Expiration Date (the "ESCROW

PERIOD"); provided that the Escrow Period shall not terminate with respect to such amount (or some portion thereof), that together with the aggregate amount remaining in the Escrow Fund is necessary in the reasonable judgment of Recruitsoft (subject to reduction as may be determined by arbitration of the matter as provided in Section 6.2(f) hereof in the event of the objection of the Stockholder Agent in the manner provided in Section 6.2(e) hereof) to satisfy any unsatisfied Losses concerning facts and circumstances existing prior to the termination of such Escrow Period and to the extent specified in any Officer's Certificate delivered to the Escrow Agent prior to termination of such Escrow Period. As soon as all such claims have been resolved, the Escrow Agent shall transfer to the White Amber Stockholders, pursuant to written instructions by Recruitsoft, the remaining portion of the Escrow Fund not required to satisfy such claims, such remaining portion to be transferred no later than thirty (30) days after the resolution of such claims. If no claims exist as of the Expiration Date, the Escrow Agent shall authorize the release of the full amount of the Escrow Fund within ten (10) days of the Expiration Date. Deliveries of Escrow Amount to White Amber Stockholders pursuant to this Section 6.2(b) shall be made in proportion to their respective original contributions to the Escrow Fund as provided on Schedule 6.2 hereof.

                  (c)      Protection of Escrow Fund.

                           (i)      The Escrow Agent shall hold and safeguard
the Escrow Fund during the Escrow Period, shall treat such fund as a trust fund in accordance with the terms of this Agreement and not as the property of Recruitsoft and shall hold and dispose of the Escrow Fund only in accordance with the terms hereof or pursuant to joint written instructions from Recruitsoft and the Stockholder Agent.

                           (ii)     With respect to any shares of Series D
Preferred Stock or other equity securities issued or distributed by Recruitsoft (including shares issued upon a stock split) (the "NEW SHARES") in respect of Series D Preferred Stock in the Escrow Fund which have not been released from the Escrow Fund as of the time of such issuance and distribution by Recruitsoft, White Amber's Stockholders will be deemed to have received and consented to the deposit with the Escrow Agent of such New Shares without any act required on the part of any stockholder. New Shares issued in respect of shares of Series D Preferred Stock which have been released from the Escrow Fund as of the time of such issuance or distribution by Recruitsoft shall not be added to the Escrow Fund but shall be distributed to the record holders thereof. Cash dividends issued in respect of shares of Series D Preferred Stock shall not be added to the Escrow Fund but shall be distributed to the record holders thereof.

                           (iii)    Each White Amber Stockholder shall be
entitled to control the vote of the shares of Series D Preferred Stock contributed to the Escrow Fund by, or on behalf of, such White Amber Stockholder (and on any voting securities added to the Escrow Fund in respect of such shares of Series D Preferred Stock), and the Escrow Agent in whose name the shares are held shall vote such shares on all matters as instructed by the respective White Amber Stockholders in writing.

                  (d)      Claims Upon Escrow Fund.

                           (i)      Upon receipt by the Escrow Agent at any time
on or before the last day of the Escrow Period of a certificate signed by any officer of Recruitsoft (an "OFFICER'S CERTIFICATE"): (A) stating that Recruitsoft has paid or properly accrued or reasonably anticipates that it will have to pay or accrue Losses for which it is entitled compensation or reimbursement pursuant thereto, and (B) specifying in reasonable detail the individual items of Losses included in the amount so stated, the date each such item was paid or properly accrued in accordance with GAAP, or the basis for such reasonably anticipated Loss, and the nature of the misrepresentation, breach of warranty or covenant to which such item is related, the Escrow Agent shall, subject to the provisions of Section 6.2(e) hereof, transfer to Recruitsoft out of the Escrow Fund, as promptly as practicable, shares of Series D Preferred Stock held in the Escrow Fund in an amount equal to such Losses; provided, however, that to the extent an Officer's Certificate alleges only the basis for an anticipated Loss, no amount shall be distributed until such Loss is actually paid or accrued under GAAP. Payments of shares from the Escrow Fund will be made pro rata in proportion to each White Amber Stockholders' original contributions to the Escrow Fund as set forth on Schedule 6.2.

                           (ii)     For the purposes of determining the number
of shares of Series D Preferred Stock to be delivered to Recruitsoft out of the Escrow Fund pursuant to Section 6.2(d)(i) hereof, the shares of Series D Preferred Stock shall be valued at the Deemed Price.

                  (e) Objections to Claims. At the time of delivery of any Officer's Certificate to the Escrow Agent, a duplicate copy of such certificate shall be delivered to the Stockholder Agent and for a period of thirty (30) days after such delivery, the Escrow Agent shall make no transfer to Recruitsoft of any Escrow Amounts pursuant to Section 6.2(d) hereof unless the Escrow Agent shall have received written authorization from the Stockholder Agent to make such transfer. After the expiration of such thirty (30)-day period, the Escrow Agent shall transfer cash and/or shares of Series D Preferred Stock from the Escrow Fund in accordance with Section 6.2(d) hereof, provided that no such transfer may be made if the Stockholder Agent shall object in a written statement to the claim made in the Officer's Certificate, and such statement shall have been delivered to the Escrow Agent prior to the expiration of such thirty (30)-day period.

                  (f)      Resolution of Conflicts; Arbitration.

                           (i)      In case the Stockholder Agent shall object
in writing to any claim or claims made in any Officer's Certificate as provided in Section 6.2(e) hereof, the Stockholder Agent and Recruitsoft shall attempt in good faith to agree upon the rights of the respective parties with respect to each of such claims. If the Stockholder Agent and Recruitsoft should so agree, a memorandum setting forth such agreement shall be prepared and signed by both parties and shall be furnished to the Escrow Agent. The Escrow Agent shall be entitled to rely on any such memorandum and distribute shares of Series D Preferred Stock from the Escrow Fund in accordance with the terms thereof.

                           (ii)     If no such agreement can be reached after
good faith negotiation, either Recruitsoft or the Stockholder Agent may demand arbitration of the matter unless the amount of the damage or loss is at issue in pending litigation with a third party, in which event arbitration shall not be commenced until such amount is ascertained or both parties agree to arbitration; and in either such event the matter shall be settled by arbitration conducted by three arbitrators in accordance with the Commercial Arbitration Rules then in effect of the American Arbitration Association (the "AAA"). Recruitsoft and the Stockholder Agent shall each select one arbitrator, and the two arbitrators so selected shall select a third arbitrator; provided, however, that (i) failing such agreement within ninety (90) days of delivery of the Officer's Certificate (or failure to select a mutually agreed upon arbitrator), the third arbitrator shall be appointed in accordance with the AAA Rules and (ii) if either the Stockholder's Agent or Recruitsoft fails to timely designate an arbitrator, the claim shall be resolved with the participation of the one arbitrator timely designated. The arbitrators shall set a limited time period and establish procedures designed to reduce the cost and time for discovery while allowing the parties an opportunity, adequate in the sole judgment of the arbitrators, to discover relevant information from the opposing parties about the subject matter of the dispute. The arbitrators shall rule upon motions to compel or limit discovery and shall have the authority to impose sanctions, including attorneys fees and costs, to the extent as a court of competent law or equity, should the arbitrators determine that discovery was sought without substantial justification or that discovery was refused or objected to without substantial justification. The decision of a majority of the three arbitrators as to the validity and amount of any claim in such Officer's Certificate shall be binding and conclusive upon the parties to this Agreement, and notwithstanding anything in Section 6.2(e) hereof, the Escrow Agent shall be entitled to act in accordance with such decision and make or withhold payments out of the Escrow Fund in accordance therewith. Such decision shall be written and shall be supported by written findings of fact and conclusions which shall set forth the award, judgment, decree or order awarded by the arbitrators.

                           (iii)    Judgment upon any award rendered by the
arbitrators may be entered in any court having jurisdiction. Any such arbitration shall be held in San Francisco, California under the rules then in effect of the American Arbitration Association. For purposes of this Section 6.2(f), in any arbitration hereunder in which any claim or the amount thereof stated in the Officer's Certificate is at issue, Recruitsoft shall be deemed to be the prevailing party in the event that the arbitrators award Recruitsoft at least $10,000; otherwise, the stockholders of White Amber as represented by the Stockholder Agent shall be deemed to be the prevailing party. The non-prevailing party to an arbitration shall pay its own expenses, the fees of each arbitrator, the administrative costs of the arbitration, and the expenses, including without limitation, reasonable attorneys' fees and costs, incurred by the other party to the arbitration.

                  (g)      Stockholder Agent; Power of Attorney.

                           (i)      In the event that the Merger is approved,
effective upon such vote, and without further act of any stockholder, Venrock Associates shall be appointed as agent and attorney-in-fact (the "STOCKHOLDER AGENT") for each White Amber Stockholder (except such stockholders, if any, as shall have perfected their appraisal or dissenters' rights under Delaware Law), for and on behalf of White Amber Stockholders, to give and receive notices and communications, to distribute the Redistribution Shares and otherwise act in accordance with Section 1.10 to authorize delivery to Recruitsoft of shares of Series D Preferred Stock from the Escrow Fund in satisfaction of claims by Recruitsoft, to object to such deliveries, to agree to, negotiate, enter into settlements and compromises of, and demand arbitration and comply with orders of courts and awards of arbitrators with respect to such claims or claims or other issues regarding the Additional Recruitsoft Share Consideration, and to take all actions necessary or appropriate in the judgment of Stockholder Agent for the accomplishment of the foregoing. Such agency may be changed by the White Amber Stockholders from time to time upon not less than thirty (30) days prior written notice to Recruitsoft; provided that the Stockholder Agent may not be removed unless holders of a two-thirds interest of the Escrow Fund agree to such removal and to the identity of the substituted agent. Any vacancy in the position of Stockholder Agent may be filled by approval of the holders of a majority in interest of the Escrow Fund or if the Escrow Fund has been distributed, of the Additional Recruitsoft Share Consideration, if any. No bond shall be required of the Stockholder Agent, and the Stockholder Agent shall not receive compensation for its services. Notices or communications to or from the Stockholder Agent shall constitute notice to or from each of the White Amber Stockholders.

                           (ii)     The Stockholder Agent shall not be liable
for any act done or omitted hereunder as Stockholder Agent while acting in good faith and in the exercise of reasonable judgment. The White Amber Stockholders on whose behalf the Escrow Amount was contributed to the Escrow Fund shall severally on a pro rata basis (based on the Recruitsoft Share Consideration to which such stockholders are entitled) indemnify the Stockholder Agent and hold the Stockholder Agent harmless against any loss, liability or expense incurred without gross negligence or willful misconduct on the part of the Stockholder Agent and arising out of or in connection with the acceptance or administration of the Stockholder Agent's duties hereunder, including the reasonable fees and expenses of any legal counsel retained by the Stockholder Agent.

                  (h) Actions of the Stockholder Agent. A decision, act, consent or instruction of the Stockholder Agent shall constitute a decision of all the stockholders for whom a portion of the Escrow Amount otherwise issuable to them are deposited in the Escrow Fund and shall be final, binding and conclusive upon each of such stockholders, and the Escrow Agent and Recruitsoft may rely upon any such decision, act, consent or instruction of the Stockholder Agent as being the decision, act, consent or instruction of each every such White Amber Stockholder. The Escrow Agent and Recruitsoft are hereby relieved from any liability to any person for any acts done by them in accordance with such decision, act, consent or instruction of the Stockholder Agent.

                  (i) Third-Party Claims. In the event Recruitsoft becomes aware of a third-party claim which Recruitsoft reasonably believes may result in a demand against the Escrow Fund, Recruitsoft shall notify the Stockholder Agent of such claim in accordance with Section 6.2(e), and the Stockholder Agent, as representative for the White Amber Stockholders, shall be entitled, at his expense, to participate in any defense of such claim. Recruitsoft shall have the right in its sole discretion to control the defense of all such claims and to settle any such claim; provided, however, that no settlement of any such claim with third-party claimants in excess of $50,000 in a single matter shall permit any claim against the Escrow Fund, except with the consent of the Stockholder Agent, which consent shall not be unreasonably withheld. Except with the written consent of the Stockholder Agent, Recruitsoft will not, in the defense of a third party claim, consent to the entry of any judgment or enter into any settlement (i) which does not include as a term thereof the giving to the indemnifying party by the third party of a release from all liability with respect to such suit, claim, action, or proceeding; and (ii) unless there is no finding or admission of (A) any violation of applicable laws by the indemnifying party, (B) any liability on the part of the indemnifying party or (C) any violation of the rights of any person and no effect on any other claims of a similar nature that may be made by the same third party against the indemnifying party. In the event that the Stockholder Agent has consented to any such settlement and acknowledged that the claim is a valid claim against the Escrow Fund, the Stockholder Agent shall be deemed to have agreed to the claim by Recruitsoft against the Escrow Fund in an amount equal to such settlement.

                  (j)      Escrow Agent's Duties.

                           (i)      The Escrow Agent shall be obligated only for
the performance of such duties as are specifically set forth herein, and as set forth in any additional written escrow instructions which the Escrow Agent may receive after the date of this Agreement which are signed by an authorized officer of Recruitsoft and the Stockholder Agent, and may rely and shall be protected in relying or refraining from acting on any instrument reasonably believed in good faith to be genuine and to have been signed or presented by the proper party or parties. The Escrow Agent shall not be liable for any act done or omitted hereunder as Escrow Agent while acting in good faith and in the exercise of reasonable judgment, and any act done or omitted pursuant to the advice of counsel shall be conclusive evidence of such good faith, provided that the Escrow Agent has exercised reasonable care in the selection of such counsel.

                           (ii)     The Escrow Agent is hereby expressly
authorized to disregard any and all warnings given by any of the parties hereto or by any other person, excepting only orders or process of courts of law, and is hereby expressly authorized to comply with and obey orders, judgments or decrees of any court. In case the Escrow Agent obeys or complies with any such order, judgment or decree of any court, the Escrow Agent shall not be liable to any of the parties hereto or to any other person by reason of such compliance, notwithstanding any such order, judgment or decree being subsequently reversed, modified, annulled, set aside, vacated or found to have been entered without jurisdiction.

                           (iii)    The Escrow Agent shall not be liable in any
respect on account of the identity, authority or rights of the parties executing or delivering or purporting to execute or deliver this Agreement or any documents or papers deposited or called for hereunder absent gross negligence, bad faith or willful misconduct.

                           (iv)     The Escrow Agent shall not be liable for the
expiration of any rights under any statute of limitations with respect to this Agreement or any documents deposited with the Escrow Agent absent gross negligence, bad faith or willful misconduct.

                           (v)      In performing any duties under the
Agreement, the Escrow Agent shall not be liable to any party for damages, losses, or expenses, except for gross negligence, bad faith or willful misconduct on the part of the Escrow Agent. The Escrow Agent shall not incur any such liability for (A) any act or failure to act made or omitted in good faith, or (B) any action taken or omitted in reliance upon any instrument, including any written statement of affidavit provided for in this Agreement that the Escrow Agent shall in good faith believe to be genuine, nor will the Escrow Agent be liable or responsible for forgeries, fraud, impersonations, or determining the scope of any representative authority. In addition, the Escrow Agent may consult with the legal counsel in connection with Escrow Agent's duties under this Agreement and shall be fully protected in any act taken, suffered, or permitted by him/her in good faith in accordance with the advice of counsel provided that the Escrow Agent has exercised reasonable care in the selection of such counsel. The Escrow Agent is not responsible for determining and verifying the authority of any person acting or purporting to act on behalf of any party to this Agreement.

                           (vi)     If any controversy arises between the
parties to this Agreement, or with any other party, concerning the subject matter of this Agreement, its terms or conditions, the Escrow Agent will not be required to determine the controversy or to take any action regarding it. The Escrow Agent may hold all documents and shares of Series D Preferred Stock and may wait for settlement of any such controversy by final appropriate legal proceedings. In such event, the Escrow Agent will not be liable for damage.

         Furthermore, the Escrow Agent may at its option, file an action of interpleader requiring the parties to answer and litigate any claims and rights among themselves. The Escrow Agent is authorized to deposit with the clerk of the court all documents and shares of Series D Preferred Stock held in escrow, except all costs, expenses, charges and reasonable attorney fees incurred by the Escrow Agent due to the interpleader action and which the parties jointly and severally agree to pay. Upon initiating such action, the Escrow Agent shall be fully released and discharged of and from all obligations and liability imposed by the terms of this Agreement.

                           (vii)    The parties and their respective successors
and assigns agree jointly and severally to indemnify and hold Escrow Agent harmless against any and all losses, claims, damages, liabilities, and expenses, including reasonable costs of investigation, counsel fees, and disbursements that may be imposed on Escrow Agent or incurred by Escrow Agent in connection with the performance of his/her duties under this Agreement, including but not limited to any litigation arising from this Agreement or involving its subject matter.

                           (viii)   The Escrow Agent may resign at any time upon
giving at least thirty (30) days written notice to the parties; provided, however, that no such resignation shall become effective until the appointment of a successor escrow agent which shall be accomplished as follows: the parties shall use their best efforts to mutually agree on a successor escrow agent within thirty (30) days after receiving such notice. If the parties fail to agree upon a successor escrow agent within such time, the Escrow Agent shall have the right to appoint a successor escrow agent authorized to do business in the State of California. The successor escrow agent shall execute and deliver an instrument accepting such appointment and it shall, without further acts, be vested with all the estates, properties, rights, powers, and duties of the predecessor escrow agent as if originally named as escrow agent. The Escrow Agent shall be discharged from any further duties and liability under this Agreement.

                  (k) Fees. All fees of the Escrow Agent for performance of its duties hereunder shall be paid by Recruitsoft. It is understood that the fees and usual charges agreed upon for services of the Escrow Agent shall be considered compensation for ordinary services as contemplated by this Agreement. In the event that the conditions of this Agreement are not promptly fulfilled, or if the Escrow Agent renders any service not provided for in this Agreement, or if the parties request a substantial modification of its terms, or if any controversy arises, or if the Escrow Agent is made a party to, or intervenes in, any litigation pertaining to this escrow or its subject matter, the Escrow Agent shall be reasonably compensated by Recruitsoft for such extraordinary services and reimbursed for all costs, attorney's fees, and expenses occasioned by such default, delay, controversy or litigation.

                                   ARTICLE VII

                               GENERAL PROVISIONS

         7.1 Notices. All notices and other communications hereunder shall be in writing, shall be effective when received, and shall in any event be deemed to have been received (i) when delivered, if delivered personally or by commercial delivery service, (ii) three (3) business days after deposit with U.S. Mail, if mailed by registered or certified mail (return receipt requested),
(iii) one (1) business day after the business day of deposit with Federal Express or similar overnight courier for next day delivery (or, two (2) business days after such deposit if deposited for second business day delivery), if delivered by such means, or (iv) one (1) business day after delivery by facsimile transmission with copy by U.S. Mail, if sent via facsimile plus mail copy (with acknowledgment of complete transmission), to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

                  (a)      if to Recruitsoft or Merger Sub, to:

                           Recruitsoft, Inc.
                           182 Second Street
                           5th Floor
                           San Francisco, CA 94105
                           Attention: Chief Executive Officer
                           Facsimile No.: (415) 538-9069

                           with a copy to:

                           Wilson Sonsini Goodrich & Rosati, P.C.

                           950 Page Mill Road
                           Palo Alto, California 94304
                           Attention:  Mark A. Bertelsen, Esq.
                           Facsimile No.:  (650) 493-6811

                  (b)      if to White Amber, to:

                           White Amber, Inc.
                           2001 Marcus Avenue
                           Suite S160
                           Lake Success, NY 11042
                           Attention: Louis M. Cofini
                           Facsimile No.: (516) 616-5024

                           with a copy to:
                           Gunderson Dettmer Stough Villeneuve Franklin &
                             Hachigian, LLP
                           220 West 42nd Street, 20th Floor
                           New York, NY 10036
                           Attention: Kenneth R. McVay, Esq.
                           Facsimile No.: (877) 881-3007

                  (c)      if to the Escrow Agent:

                           U.S. Bank, N.A. One California Street, Suite 2550 San Francisco, CA 94111 Attention: Sheila K. Soares Facsimile No.: (415) 273-4591

                  (d)      if to the Stockholder Agent:

                           Venrock Associates
                           30 Rockefeller Plaza, Room 5508
                           New York, NY 10112
                           Attention:  Mike Brooks
                           Facsimile No.: (212) 649-5788

         7.2 Interpretation. When a reference is made in this Agreement to Exhibits, such reference shall be to an Exhibit to this Agreement unless otherwise indicated. The words "INCLUDE," "INCLUDES" and "INCLUDING" when used herein shall be deemed in each case to be followed by the words "without limitation." The word "AGREEMENT" when used herein shall be deemed in each case to mean any contract, commitment or other agreement, whether oral or written, that is legally binding. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. When reference is made herein to "THE BUSINESS OF" an entity, such reference shall be deemed to include the business of all direct and indirect subsidiaries of such entity. Reference to the subsidiaries of an entity shall be deemed to include all direct and indirect subsidiaries of such entity.

         7.3 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart.

         7.4 Entire Agreement. This Agreement, the White Amber Schedules, the Recruitsoft Schedules, the Recruitsoft Charter, the Recruitsoft Investor Rights Agreement and the documents and instruments and other agreements among the parties hereto referenced herein: (a) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, it being understood that the Confidentiality Agreement shall continue in full force and effect until the Closing and shall survive any termination of this Agreement; and (b) are not intended to confer upon any other person any rights or remedies hereunder.

         7.5 Severability. In the event that any provision of this Agreement or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

         7.6 Other Remedies. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy.

         7.7 Specific Performance. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

         7.8 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof; provided that issues involving the corporate governance of any of the parties hereto shall be governed by their respective jurisdictions of incorporation. Each of the parties hereto irrevocably consents to the exclusive jurisdiction of any state or federal court within the State of Delaware, in connection with any matter based upon or arising out of this Agreement or the matters contemplated herein, other than issues involving the corporate governance of any of the parties hereto, agrees that process may be served upon them in any manner authorized by the laws of the State of Delaware for such persons and waives and covenants not to assert or plead any objection which they might otherwise have to such jurisdiction and such process.

         7.9 Rules of Construction. The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

         7.10 Assignment. No party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other party. No party may assign either this Agreement or any of its rights, interests, or obligations hereunder without prior written approval of the other party; provided, however, that Recruitsoft may assign this Agreement to a successor entity or successor in interest of Recruitsoft without written consent provided that if such assignment occurs on or before the termination of Recruitsoft's obligations pursuant to this Agreement, such successor shall agree in writing to undertake Recruitsoft's obligations as set forth in this Agreement. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

         7.11 Absence of Third Party Beneficiary Rights. No provisions of this Agreement are intended, nor shall be interpreted, to provide or create any third party beneficiary rights or any other rights of any kind in any client, customer, affiliate, partner of any party hereto or any other person or entity unless specifically provided otherwise herein.

                   [REMAINDER OF PAGE INTENTIONALLY LEFT BANK]

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed by their duly authorized respective officers as of the date first written above.

                                     RECRUITSOFT, INC.

                                     By: /s/ Louis Tetu
                                         --------------------------------------
                                         Name: Louis Tetu
                                               --------------------------------
                                         Title: Chief Executive Officer
                                               --------------------------------

                                     KANGAROO ACQUISITION CORPORATION

                                     By: /s/ Jean Lavigueur
                                         --------------------------------------
                                         Name: Jean Lavigueur
                                               --------------------------------
                                         Title: President
                                               --------------------------------


                                     WHITE AMBER, INC.

                                     By: /s/ Louis Cofini
                                         --------------------------------------
                                         Name: Louis Cofini
                                               --------------------------------
                                         Title: President and Chief Executive
                                                Officer
                                               --------------------------------

                                     SOLELY AS TO ARTICLE VI:

                                     U.S. BANK, N.A.

                                     By: /s/ Sheila Soares
                                         ---------------------------------------
                                     Name: Sheila Soares


                                     STOCKHOLDER AGENT
                                     Venrock Associates

                                     By: /s/ Anthony B. Evnin
                                             -----------------------------------
                                     Name: Anthony B. Evnin
                                           -------------------------------------
                                     Title: General Partner
                                           -------------------------------------